Exhibit 10.17

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE OMISSIONS HAVE BEEN INDICATED BY “[***].”

EXECUTION VERSION

LICENSE AND DEVELOPMENT AGREEMENT

TABLE OF CONTENTS

LICENSE AND DEVELOPMENT AGREEMENT		1

RECITALS		1

SECTION 1 - DEFINITIONS		1

1.1	Definitions	1

SECTION 2 – GENERAL ARRANGEMENTS		13

2.1	Grant of Rights	13

2.2	Right of First Negotiation	15

2.3	Covenant Not to Compete	16

2.4	Rights outside the Territory	17

SECTION 3 – DEVELOPMENT AND REGULATORY APPROVAL OF THE PRODUCTS		17

3.1	Roles and Responsibilities	17

3.2	Development Costs	18

SECTION 4 – COMMERCIALIZATION		18

4.1	Commercialization	18

4.2	Pricing	19

4.3	Trademarks & Domains; Advertising and Promotional Materials; Educational Materials	19

4.4	Quality Agreement; Quality Plan and Requirements	20

4.5	Pharmacovigilance Agreement	20

SECTION 5 – PRODUCT SUPPLY AGREEMENT		26

5.1	Sale and Purchase of Product	26

SECTION 6 FINANCIAL TERMS FOR LICENSE AND DEVELOPMENT		26

6.1	License Fees and Milestone Payment	26

6.2	Milestones	23

6.3	Withholding Taxes	24

6.4	Payments; Late Payments	24

6.5	Records and Audit	25

SECTION 7 - MANAGEMENT AND GOVERNANCE		26

7.1	Joint Committee	26

i

7.2	Joint Committee and Joint Patent Committee Dispute Resolution	28

7.3	Joint Patent Committee	29

7.4	Participation Cost	32

SECTION 8 - CONFIDENTIALITY		32

8.1	Non-Disclosure and Non-Use of Confidential Information	32

8.2	Disclosure Pursuant to Legal Obligation	32

8.3	Disclosure to Prospective Investors	33

SECTION 9 – IP LITIGATION		33

9.1	IP Litigation/Invalidation	33

SECTION 10 – REPRESENTATIONS, WARRANTIES AND COVENANTS		34

10.1	Alvotech’s Representations and Warranties	34

10.2	Teva’s Representations and Warranties	37

10.3	Compliance with Anti-Corruption Laws	39

10.4	No Other Warranties	41

SECTION 11 – INDEMNIFICATION, LIMITATION OF LIABILITY AND INSURANCE		41

11.1	Indemnification by Alvotech	41

11.2	Indemnification by Teva	42

11.3	Limitation of Liability	42

11.4	Insurance.	43

SECTION 12 - TERM AND TERMINATION		44

12.1	Term	44

12.2	Termination for Breach	44

12.3	Termination for Insolvency	45

12.4	Termination Due to Lack of Commercial Viability	45

12.5	Termination for Material Safety Issue	46

12.6	Termination of Product Supply Agreement	46

12.7	Effects of Expiration or Termination	46

SECTION 13 - MISCELLANEOUS PROVISIONS		51

13.1	Independent Status of the Parties	51

13.2	Assignment and Change of Control	51

ii

13.3	Force Majeure	52

13.4	Severability	52

13.5	Governing Law	52

13.6	Dispute Resolution	52

13.7	Relationship of Parties	53

13.8	Communications	53

13.9	No Implied Licenses	55

13.10	Notices	55

13.11	Exchange Controls and Conversion	55

13.12	Entire Agreement	56

13.13	Headings	56

13.14	Waivers and Amendments	56

13.15	Counterparts	56

13.16	Construction	56

Schedules

Schedule A	Product Indications

Schedule B	The Development Plan

Schedule C	Estimated Approval Dates

Schedule D	Product Supply Agreement

Schedule E	Initial Press Release

Schedule F	Alvotech Disclosure Schedule

Schedule G	Alvotech’s Preferred Litigators

Schedule H	Quality Plan and Requirements

iii

LICENSE AND DEVELOPMENT AGREEMENT

THIS LICENSE AND DEVELOPMENT AGREEMENT (“Agreement”) is entered into as of 5 August, 2020 (the “Effective Date”) by and between Alvotech Hf., a corporation organized under the laws of Iceland, having its principal place of business at Saemundargotu 15-19, 101, Reykjavik, Iceland (“Alvotech”) and Teva Pharmaceuticals International GmbH, a company organized under the laws of Switzerland, having its principal place of business at Schluselstrasse 12, Rapperswil–Jona 8645, Switzerland (“Teva”). Each party shall be referred to individually as a “Party” and collectively as “Parties”.

RECITALS

A. Alvotech will develop and manufacture the drug substances and drug products AVT02, AVT04, AVT05, AVT06 and AVT16, which are at the date of this Agreement proposed biosimilars to the Reference Products Humira®, Stelara®, Simponi®, Eylea®, and [***], respectively;

B. Alvotech is the sole and exclusive holder of the commercialization and distribution rights for AVT02, AVT04, AVT05, AVT06 and AVT16 in the Territory (as defined herein);

C. Teva is engaged in the business of, and has expertise in, among other things, the sales and marketing of pharmaceutical drugs and biological medicinal products; and

D. Alvotech desires to have Teva commercialize AVT02, AVT04, AVT05, AVT06 and AVT16 in the Territory (as defined herein) upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

SECTION 1 - DEFINITIONS

1.1	Definitions. In addition to such other terms as elsewhere defined herein, as used in this Agreement, the following capitalized terms shall have the following meanings:

“Ad/Promo Materials” shall mean any materials (including in print, on websites and/or social media) that support Marketing activities in the Territory.

“Affiliate” shall mean any entity that directly or indirectly controls, is controlled by or is under common control with another entity; provided, however, that in the case of Teva, a Wholesaler Affiliate shall not be deemed to be an Affiliate hereunder. The term “control”, including the terms “controlled by” or “under common control with”, means the possession of, directly or indirectly, the capability to control the direction of the management and policies of any entity, whether through the ownership of shares, by contract or otherwise.

“Alliance Manager” shall mean a senior representative, appointed by Teva or Alvotech, who possesses a general understanding of pharmaceutical development and commercialization issues to act as a primary point of contact between the Parties.

“Alvotech” shall have the meaning set forth in the preamble.

“Alvotech Liabilities” shall mean any liabilities, charges, costs, or expenses, including reasonable attorneys’ fees and settlement payments that arise from any claim, lawsuit or other action by a Third Party (each such claim, lawsuit or other action, a “Third Party Claim”) resulting from [***].

“Alvotech Parent” means the parent company of Alvotech, Alvotech Holdings S.A., a public limited company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 5 rue Heienhaff, L-1736 Senningerberg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register under number B 229193.

“Alvotech US” means Alvotech USA Inc., a Virginia corporation whose principal place of business is at 1201 Wilson Blvd., Ste. 2130, Arlington, VA, 22209, an Affiliate of Alvotech Hf.

“Anti-Corruption Laws” shall mean the FCPA and other applicable anti-corruption laws.

“Anti-Corruption Laws and Principles” shall mean the Anti-Corruption Laws, together with the OECD Convention.

“Applicable Law” shall mean all applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits of or from any court, arbitrator, Regulatory Authority or other authority having jurisdiction over or related to the testing, development, approval, registration, manufacture, exportation, importation, distribution, storage and Commercialization, of any of the Products or their components, as any of the foregoing may be amended from time to time, including without limitation, the Federal Food, Drug, and Cosmetic Act, the PHS Act, cGLP and cGMP.

“AVT02” shall mean adalimumab, a proposed Biosimilar to Humira®.

“AVT02 Refund Date” shall have the meaning set forth in Section 6.1.2(a).

“AVT04” shall mean ustekinumab, a proposed Biosimilar to Stelara®.

“AVT04 Refund Date” shall have the meaning set forth in Section 6.1.2(b).

“AVT05” shall mean golimumab, a proposed Biosimilar to Simponi®.

“AVT05 Refund Date” shall have the meaning set forth in Section 6.1.2(c).

“AVT06” shall mean aflibercept, a proposed Biosimilar to Eylea®.

“AVT06 Refund Date” shall have the meaning set forth in Section 6.1.2(d).

“AVT16” shall mean [***], a proposed Biosimilar to [***].

“AVT16 Refund Date” shall have the meaning set forth in Section 6.1.2(e).

“Biosimilar” shall mean a biological medicinal product for human use that is highly similar to a specific Reference Product, notwithstanding minor differences in clinically inactive components, such that there are no clinically meaningful differences between the Reference Product and the biological product in terms of the safety, purity, and potency of the product, and for which licensure is sought or has been obtained as a biosimilar pursuant to Section 351(k) of the PHS Act.

“BLA” shall mean a Biologics License Application filed pursuant to the requirements of the FDA under Section 351(k) of the PHS Act and 21 C.F.R. Section 601.2, to obtain Regulatory Approval for a Product in the United States.

“BLA Approval” means in respect of a Product, approval by FDA of its BLA, including where relevant, any supplement thereto, filed by or on behalf of any Relevant Party.

“BLA Approval Date” means the date on which any of the Relevant Parties receives written notice from the FDA that it has approved a BLA, including where relevant, any supplement thereto, filed by or on behalf of any Relevant Party.

“Blackout Period” shall mean, on a Product-by-Product basis, the [***] beginning on the date Teva submits its first purchase order for Launch quantities of the Product.

“BPCIA” shall mean the Biologics Price Competition and Innovation Act of 2009 within the Patient Protection and Affordable Care Act, signed into law in March 2010, as amended or any successor law thereto.

“Breaching Party” shall mean a Party which is in material breach or default of its obligations hereunder (including, without limitation, a material breach under the Product Supply Agreement, Pharmacovigilance Agreement or Quality Agreement) or with respect to which any of the representations or warranties of such Party hereunder (including, without limitation, under the Pharmacovigilance Agreement) were untrue in a material respect when made.

“Business Day” shall mean any day Monday through Friday, provided that if an activity to be performed or an event to occur falls on a Saturday, Sunday or any other day which is recognized as a national holiday in New York, New York, Zurich, Switzerland or Iceland, then the activity may be performed or the event may occur on the next day that is not a Saturday, Sunday or such nationally recognized holiday.

“cGLP” shall mean the current good laboratory practices for conducting laboratory studies with respect to a Product in conformance with good laboratory practice as specified by the FDA.

“cGMP” shall mean the current Good Manufacturing Practices, required by the Federal Food, Drug, and Cosmetics Act, and the regulations and guidance promulgated thereunder, as may be amended from time to time, which are in effect as of the date of the manufacturing.

“Change of Control” shall mean that (i) any person/entity controlling a Party ceases to control that Party; (ii) any person/entity not controlling a Party obtains control of that Party; (iii) the acquisition, directly or indirectly, by any Person or group of related Persons (other than any Person that controls, is controlled by or is under common control with a Party) of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of a Party’s outstanding securities; (iv) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of such Party’s outstanding securities are transferred to a Person or Persons different from the Persons holding those securities immediately prior to such transaction; or (v) the sale, transfer or other disposition of all or substantially all of such Party’s assets; provided, however, that neither the merger of a Party with any of its Affiliates nor an IPO shall be deemed a Change of Control for purposes of this Agreement. The term “control”, including the term “controlling” means the possession of, directly or indirectly, the capability to control the direction of the management and policies of a Party, whether through the ownership of shares, by contract or otherwise.

“Clinical Data” shall mean all data, analyses, or similar information generated or developed by Alvotech or its Affiliates (or a Third Party acting on their behalf) as a result of or in connection with Clinical Studies associated with the Development of a Product in the Territory including, without limitation, pursuant to the similarity studies, comparative clinical studies, comparability exercises, comparability trials, or real-world data related to a Product or an application to FDA under Section 351(k) of the PHS Act.

“Clinical Studies” shall mean any investigation in human subjects involving one or more medicinal products, including, but not limited to, clinical investigations with the objective of ascertaining the safety and/or efficacy of such medicinal product(s);

“Close Family Member” shall mean any parent, child, spouse, or sibling, whether by blood or marriage.

“Commercialize” or “Commercialization” shall mean in respect of each Product all processes and activities conducted to introduce a Product into the market in the Territory and Marketing a Product.

“Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to the achievement of an applicable objective under this Agreement, the [***].

“Comparative Study” means a comparative clinical study of a Product designed to investigate whether there are clinical meaningful differences between a proposed Biosimilar product and a Reference Product in a patient population and that is intended to support a BLA of such Product in the Territory.

“Competing Product” shall mean with respect to a Product (i) any Biosimilar containing in respect of AVT02, adalimumab (including, for the sake of clarity, a [***] product), AVT04, ustekinumab, AVT05, golimumab, AVT06, aflibercept or AVT16 [***], whether as a monotherapy or in combination with any other molecule, (ii) any Biosimilar to the Reference Product for any of the Products, or (iii) any Reference Product for any of the Products.

“Complaint” shall mean a written, electronic or oral communication or expression of dissatisfaction that alleges deficiencies related to the Product, including, without limitation, identity, quality, labeling, safety, accuracy or performance of the Product.

“Completion Date” shall have the meaning set forth on Schedule H.

“Confidential Information” shall mean all information not known to the general public or of a confidential nature disclosed (whether it exists in writing, verbally, electronically, or in any other form) by or on behalf of one Party (“Disclosing Party”) to the other Party (“Receiving Party”) under this Agreement, including, without limitation, any information relating to (i) the existence and terms of this Agreement and the transactions contemplated hereby and all proprietary information, data and/or know-how disclosed by either Party and/or its Affiliates to the other Party and/or its Affiliates, including, without limitation, concerning the Products, or concerning the technology, development, manufacturing or Commercialization strategies or business of the Disclosing Party (whether disclosed prior to on or subsequent to the Effective Date), (ii) proprietary, non-public tangible and intangible techniques, information, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, conclusions, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms, including works of authorship, (iii) the manufacture, testing and price of, Complaints about (except as are required to be disclosed to any Regulatory Authority), Regulatory Approvals for, customers of, or defects in, the Products (including any copyright arising or related to such information), (iv) a Party’s inventions, discoveries, improvements, methods, products, finances, operations, processes, plans, product information (including new or prototype products), know-how, design rights, trade secrets, market opportunities, commercialization assessments and plans, regulatory information, customer and supplier information and business affairs, and (v) the provision of any Product. Confidential Information shall not include information, data or know-how that the Receiving Party can readily show in writing: (a) was in the public domain at the time of the disclosure by the

Disclosing Party, or thereafter becomes part of the public domain without any fault of the Receiving Party; (b) rightfully was in, or rightfully comes into, its possession prior to the disclosure by the Disclosing Party; (c) was or is lawfully obtained from a Third Party who had the right to make such disclosures as evidenced by written records; or (d) was or is developed by it independently of any Confidential Information of the other Parties, the development of which is evidenced by written records.

“Contract Year” shall mean a twelve (12)-month period commencing as of January 1 and ending as of December 31; provided that, for the purposes of this Agreement, the first Contract Year shall commence on the Effective Date and end on December 31, 2020, and the last Contract Year shall commence on January 1 and end on the date of termination or expiration of this Agreement.

“Develop” or “Development” shall mean, with respect to a Product, those research, preclinical, non-clinical and clinical drug development activities, including one or more comparative studies, that are necessary to obtain BLA Approval for the Product, including, where applicable (i.e. in respect of [***] and such other Products as are agreed by the Parties in accordance with this Agreement (if any)), BLA Approval of the Product as an interchangeable biosimilar for the Initial Indications. For clarity, Development does not include the conduct of any Clinical Study other than the Clinical Studies necessary to obtain BLA Approval for the Product as a Biosimilar or as an interchangeable Biosimilar for the Initial Indications;

“Development Costs” shall have the meaning set forth in Schedule B to this Agreement.

“Development Plan” shall mean the development plan, including timelines, attached as Schedule B to this Agreement.

“DHFs” shall mean have the meaning set out in Section 3.1.1(d).

“Disclosing Party” shall mean the Party disclosing Confidential Information to the Receiving Party.

“Discretionary Studies” shall mean any studies initiated by either Party that are not required by the Regulatory Authorities in the Territory as a condition for BLA Approval of a Product or as part of the Development of the Product.

“Dispute” shall mean any dispute arising between the Parties relating to, arising out of, or in any way connected with this Agreement including with respect to the performance by either Party of its obligations hereunder.

“EBIT” shall mean earnings before interest and taxes.

“EBIT Margin” shall mean EBIT divided by net revenue.

“Effective Date” shall mean the date set forth in the preamble.

“Estimated Approval Date” shall have the meaning set forth in Section 3.1.1(i).

“Executive Officer” shall mean a relevant senior executive from Teva (appointed by Teva for purposes of resolving a particular dispute) and a senior executive from Alvotech (appointed by Alvotech for purposes of resolving a particular dispute), with appropriate subject matter expertise.

“Exercised Product” shall have the meaning set forth in Section 2.2.2(c).

“FCPA” shall mean the United States Foreign Corrupt Practices Act.

“First Commercial Sale” shall mean, with respect to a given Product, the date on which Teva, one of its Affiliates, Wholesaler Affiliates, sublicensees or subcontractors makes the first sale of a Product [***].

“First-to-Market” shall mean, with respect to a given Product, the Launch of such Product occurring at least [***] days prior to any other Biosimilar to the Specific Reference Product for such Product

“Follow-On Indications” shall mean the Follow-On Indications for the applicable Product as set forth in Schedule A.

“Follow-up Audit” shall have the meaning set forth on Schedule H.

“Force Majeure Event” shall mean any cause or circumstance preventing, hindering or delaying either Party or its Affiliates, Wholesaler Affiliates or subcontractors or sublicensees performing all or part of its obligations under this Agreement which arises from or is attributable to acts, events, omissions or accidents beyond the reasonable control of the Party or its Affiliates, Wholesaler Affiliates or subcontractors or sublicensees (including, without limitation, acts of God, acts of civil or military authority including governmental priorities, strikes or other labor disturbances, fires, floods, epidemics, pandemics, wars, terrorism, or riots).

“Full Label” shall mean, with respect to a Product, having an FDA-approved label bearing all indications [***], without any limitations or qualifications, compared to its Specific Reference Product.

“Future Product” shall mean any Biosimilar that Alvotech may develop or acquire to any product other than any Specific Reference Product; provided that Future Products shall not include Biosimilars to [***].

“GAAP” shall mean generally accepted accounting principles, also called US GAAP, which is the accounting standard adopted by the U.S. Securities and Exchange Commission (SEC) of the United States, consistently applied, as in effect from time to time.

“Government Official” shall mean any of the following: (i) any official (elected, appointed, or career) or employee of a federal, national, state, local, or municipal government or any department, agency, or subdivision thereof; (ii) any officer or employee of a government-owned or controlled enterprise, company, or organization (e.g., a healthcare professional practicing at a government-owned or controlled hospital or clinic); (iii) any officer or employee of a public international organization (e.g., UN, World Bank, EU, WTO, NATO); (iv) any individual acting for or representing a government or any of the organizations referred to above, even if such individual is not an employee of such government or organization; (v) any individual who is considered to be a government official under applicable local law; (vi) any candidate for political office; and (vii) any official of a political party.

“Indemnified IP Matters” shall have the meaning set forth in Section 9.1.1.

“Initial Indications” shall mean the Initial Indications for the applicable Product as set forth in Schedule A.

“Initial Label” shall mean a label for a Product which includes all the Initial Indications, unless otherwise agreed in writing by the Parties pursuant to a review by the Joint Patent Committee with respect to any issues relating to the Intellectual Property Rights of Third Parties.

“Initial Press Release” shall mean a mutual press release to announce the execution of this Agreement in a form substantially similar to the form attached hereto as Schedule E.

“Initial Term” shall mean a period of ten (10) years from the First Commercial Sale in which this Agreement shall continue in force, on a Product-by-Product basis.

“Intellectual Property Rights” shall mean all rights, privileges and priorities provided under federal, state, foreign and multinational law relating to intellectual property, including without limitation [***].

“Interchangeable” or “Interchangeability” shall mean a biological product that meets safety standards for determining interchangeability pursuant to Section 351(k)(4) of the PHS Act permitting, subject to applicable state laws, such biological product to be substituted for its Reference Product without the intervention of the health care provider who prescribed the Reference Product.

“IPO” means the admission of the whole of any class of the issued share capital of Alvotech Parent or any of its Affiliates (including Alvotech) to trading on a regulated market or other recognised investment exchange.

“IPR Claims” shall have the meaning set forth in Section 9.1.4.

“Joint Committee” shall be a committee comprised of equal numbers of representatives of Teva and Alvotech which is to be established by the Parties within [***] days following the Effective Date of this Agreement, in order to facilitate the optimization of the Development, Commercialization, regulatory, strategies and activities contemplated by this Agreement, and supplies.

“Joint Patent Committee” shall be a committee comprised of equal numbers of representatives of Teva and Alvotech which is to be established by the Parties within [***] days following the Effective Date of this Agreement, in order to facilitate the optimization of the Intellectual Property strategy activities contemplated by this Agreement.

“Lack of Commercial Viability” shall mean, with respect to a Product, Teva has reasonably demonstrated to Alvotech that the Launch or continued Marketing of such Product would not be financially viable for Teva in light of [***].

“LAR Losses” shall have the meaning set out in Section 4.1.4.

“Launch” shall mean for each Product, the First Commercial Sale of that Product in the Territory;

“Launch-at-Risk” shall mean a Launch prior to the expiration of all relevant (as determined by the Joint Patent Committee) Patents (or extensions) or revocation of all relevant (as determined by the Joint Patent Committee) Patent applications of a Third Party covering the applicable Product in the Territory, including all Patents listed in any list provided under 351(l)(3)(A) or of the PHS Act with respect to the applicable Product, and [***].

“Launch Date” shall, for each Product, mean the established date on which Teva (or its Affiliate) actually makes its First Commercial Sale of such Product [***].

“License Fee” shall mean an aggregate sum of up to Sixty Five Million U.S. Dollars ($65,000,000) paid or payable in accordance with Section 6.1.1(a).

“Market” (including variations such as “Marketing” or “Marketed”) shall mean all processes and activities conducted to establish and maintain sales for a Product, including to promote (including through websites and social media), obtain market access, distribute, use, handle, market (including communication with potential customers prior to Launch regarding the availability of each Product), advertise, store, transport, distribute, import, offer for sale, sell, price, detail, obtain and address reimbursement, design strategies for and oversee and implement activities designed to ensure or improve appropriate medical use of a Product, including medical liaison activities.

“Material Adverse Effect” shall mean any change, effect, event or occurrence that is [***].

“Material Safety Issue” means that there is an unacceptable potential risk of harm to humans, beyond the reasonable control of the Parties, which risk is assessed based upon [***].

“Milestone Event” shall have the meaning set out in Section 6.2.

“Milestone Payment” and collectively, the “Milestone Payments” shall have the meaning set out in Section 6.2.

“Negotiation Period” shall mean a [***] day period commencing on the date of Alvotech’s receipt of notice from Teva of its desire to enter into negotiations regarding proposed terms for a development and license agreement for a Future Product, as extended, if at all, by mutual written agreement of the Parties.

“Net Sales” shall mean, with respect to a Product sold in the Territory, the aggregate gross sales amount invoiced by Teva, its Affiliates or its Wholesaler Affiliates on an arms-length basis to Third Parties, less the following deductions as applicable, all determined in accordance with Teva’s standard practices for other pharmaceutical products, consistently applied:

(i)	[***]

(ii)	[***];

(iii)	[***];

(iv)	[***];

(v)	[***];

(vi)	[***];

(vii)	[***];

(viii)	[***]; and

(ix)	[***].

The transfer of Product between any of Teva, any of its Affiliates, Wholesaler Affiliates or any of Teva’s sublicensees shall not be considered Net Sales. In addition, [***] shall not result in any Net Sales.

“OECD” shall mean the Organization for Economic Co-operation and Development.

“OECD Convention” shall mean the convention on combating bribery of foreign public officials in international business transactions, adopted by the OECD and effective as of February 15, 1999, as amended from time to time.

“Party or Parties” shall mean Teva on the one hand, and Alvotech on the other hand.

“Person” shall mean any individual, partnership, association, corporation, limited liability company, trust, or other legal person or entity.

“Personnel” shall mean a Party and its Affiliates’ directors and officers, and any of such Party’s or its Affiliates’ employees, external agents, or consultants that may reasonably be expected to perform in accordance with this Agreement.

“Pharmacovigilance Agreement” shall mean a pharmacovigilance agreement detailing the Parties’ respective pharmacovigilance obligations with respect to the Products in the Territory.

“PHS Act” shall mean the Public Health Services Act (Title 42, U.S.C., Chapter 6A). As used herein the PHS Act shall refer, more specifically, to 42 USC § 262, which governs the regulation of biological products.

“Product” or “Products” shall mean (i) the complete final, formulated, filled, finished, labeled, packaged (including any devices, water-for-injection or other components), and released form of AVT02, AVT04, AVT05, AVT06 and AVT16, as applicable (ii) if applicable, any other products controlled by Alvotech or any of its Affiliates that are Biosimilar to any of the following Reference Products: Humira, Stelara, Simponi, Eylea, or [***], respectively, and (iii) all such formulations, presentations, concentrations, dosage forms or strengths, forms of administration, dosing or dosage regimens, or administration regimen of or for any of the foregoing in clause (i) as are set out, or agreed, in the Product Supply Agreement, excluding, with respect to a [***] of AVT02.

“Product Supply Agreement” shall mean the product supply agreement between the Parties, attached hereto as Schedule D.

“Purchase Order” shall mean each individual purchase order for the sale and purchase of Product(s).

“Quality Agreement” shall mean a quality agreement setting forth in detail the quality assurance arrangements, compliance with regulatory obligations, adherence to cGMP, Applicable Law, and conduct of timely investigations as well as audit rights with respect to the Products in the Territory.

“Quality Expert” shall have the meaning set forth on Schedule H.

“Quality Plan and Requirements” shall mean the Quality Plan and related terms and conditions set forth on Schedule H attached hereto and incorporated herein by reference.

“Readiness Date” shall have the meaning set forth on Schedule H.

“Recall” shall mean a recall, market withdrawal, withholding from the market or other similar action with respect to the Product.

“Receiving Party” shall mean the Party receiving Confidential Information from the Disclosing Party.

“Reference Product” means the single biological product licensed under Section 351(a) of the PHS Act that is referenced in a BLA application submitted under Section 351(k) of the PHS Act.

“Refundable Fee” shall mean [***] U.S. Dollars ($[***]) per Product, plus all Milestone Payments paid for such Product as of the date such refund is due to Teva.

“Regulatory Approval” shall mean any and all approvals, product and establishment licenses, registrations or authorizations of any kind of the FDA or any applicable Regulatory Authority necessary for the Development, manufacture, use, storage, importation, export, transport, Commercialization and Marketing of a Product (or any component thereof) in the Territory.

“Regulatory Authority” shall mean FDA or any counterpart of the FDA outside the United States or other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the Commercialization, distribution, importation, exportation, manufacture, production, use, storage, transport, marketing authorization, or clinical testing and/or sale of a Product.

“Relevant Party” or “Relevant Parties” means Alvotech or any of its Affiliates or their respective authorised sub-licensees, transferees, assignees, distributors or successors, and any authorised sub-licensee, transferee, assignee, distributor and successor of Alvotech;

“Renewal Term” shall have the meaning set forth in Section 12.1.

“Reporting Period” shall have the meaning set forth in Section 7.1.6.

“Reversion Product” shall have the meaning set forth in Section 12.7.3(a).

“SEC” shall mean the United States Securities and Exchange Commission.

“Sell-Off Period” shall mean a period during which Teva shall be entitled, but not required, to sell any then-existing inventory of the Products which remains on hand or are to be supplied under Purchase Orders on or before the date of expiration or termination of this Agreement which period shall expire the earlier of (i) [***] months following the expiration or termination of this Agreement or (ii) depletion of all of the inventory of such Products.

“Specifications” shall mean with respect to a particular Product, the specifications set forth for such Product in the Product Supply Agreement.

“Specific Reference Product” shall mean in respect of each Product the Reference Product that is described against that Product as its specific reference product in Schedule A.

“Tax Authority” shall mean any taxing or other governmental (local or central), state or municipal authority competent (wherever situated) to impose any liability for, or to collect, a tax.

“Term” shall mean the Initial Term, together with any Renewal Terms.

“Territory” shall mean the United States, and each of its territories, districts and possessions including the Commonwealth of Puerto Rico.

“Teva” shall have the meaning set forth in the preamble.

“Teva Liabilities” shall mean any liabilities, charges, costs, or expenses, including reasonable attorneys’ fees and settlement payments that arise from any Third Party Claim resulting from [***].

“Third Party” shall mean any Person other than Alvotech, Teva and their respective Affiliates.

“Third Party Claim” shall have the meaning set out in the definition of Alvotech Liabilities.

“Unresolved Matter” shall mean a matter which the Joint Committee or Joint Patent Committee is, after a period of [***] Business Days from the date a matter is submitted in writing to it for resolution, unable to make a decision due to a lack of consensus between the representatives of Alvotech and of Teva.

“Urgent Unresolved Matter” shall mean a matter which either co-chairperson of the Joint Patent Committee believes is urgent in nature and with respect to which consensus has not been achieved within the Joint Patent Committee within [***] of its submission to the Joint Patent Committee.

“Wholesaler Affiliate” shall mean any entity that directly or indirectly controls, is controlled by or is under common control with Teva, but is exclusively engaged in the business of wholesale distribution of pharmaceutical products in the United States (for example, Anda, Inc.).

SECTION 2 – GENERAL ARRANGEMENTS

2.1	Grant of Rights.

2.1.1 Subject to the terms of this Agreement, including Section 2.1.5, Alvotech, on behalf of itself and its Affiliates, hereby grants to Teva in the Territory in respect of each Product: (a) the sole and exclusive right and license (even as to Alvotech and its Affiliates), with the right to sublicense through multiple tiers, to use and have used, import and have imported, Commercialize and have Commercialized, Market and have Marketed the Product; (b) the exclusive right to reference (i) the registration dossiers of such Product for its BLA Approval, (ii) its BLA Approval and (iii) all Clinical Studies (pivotal and non-pivotal) conducted by or on behalf of Alvotech with respect to the Development of such Product (and the results related thereto) for purposes of obtaining its applicable BLA Approval, and (c) the exclusive right and license (even as to Alvotech and its Affiliates), with the right to sublicense through multiple tiers, to use and have used all Alvotech Intellectual Property Rights in respect of such Product in the Territory necessary to exercise Teva’s rights and to perform its obligations under this Agreement, in each case, subject to Section 2.3.2. For the avoidance of doubt, it is intended that Alvotech US will apply for and maintain BLA Approvals for the Products in the Territory as a Relevant Party of Alvotech. Alvotech shall remain fully liable for its obligations under this Agreement, including taking such actions as are necessary to enable the performance of its respective obligations under this Agreement.

2.1.2 Teva will have the right to grant sublicenses under its rights in Section 2.1.1 to its Affiliates without the approval of, but on giving written notice to, Alvotech, and to any Third Party with the approval of Alvotech, such approval not to be unreasonably withheld, delayed or conditioned. Teva shall procure that any sublicenses through multiple tiers (including with Third Parties) will be granted and governed by written agreements and will be subject to the terms and conditions of this Agreement. Teva shall maintain oversight and control over all such sublicensees, will be and remain responsible for ensuring its sublicensees’ compliance with this Agreement and shall remain liable to Alvotech for the acts and omissions of such sublicensee as if they were the acts or omissions of Teva itself.

2.1.3 Alvotech and its Affiliates shall not directly or indirectly manufacture or supply to any Third Party any of the Products in or for sale or use in the Territory before expiry or earlier termination of the Term.

2.1.4 Subject to the terms of this Agreement, Teva hereby grants to Alvotech and its Affiliates all necessary rights under Teva’s Intellectual Property Rights to use Teva’s Intellectual Property Rights Term to the extent necessary to allow Alvotech and its Affiliates to exercise their rights in, and perform their obligations, under this Agreement.

2.1.5 Notwithstanding Section 2.1.1, Alvotech and its Affiliates retain (i) non-exclusive rights under Alvotech’s Intellectual Property Rights in respect of each Product in the Territory as is necessary to perform their obligations under this Agreement and the Product Supply Agreement, and (ii) exclusive rights (as to Teva) to Alvotech’s Intellectual Property Rights in respect of each Product outside the Territory, in each case subject to Section 2.3.1.

2.1.6 Notwithstanding anything contained herein, or elsewhere, to the contrary, except as expressly set forth hereunder, nothing in this Agreement shall be construed to grant to any Party or its Affiliates by implication, estoppel or otherwise any licenses under Intellectual Property Rights owned or controlled by any other Party.

2.2	Right of First Negotiation.

2.2.1 For a period of [***] years from the Effective Date, Teva shall have the right of first negotiation, for Commercialization and Marketing rights in the Territory with respect to any Future Product.

2.2.2 If during the Term of this Agreement, Alvotech or any of its Affiliates decides to, directly or indirectly, through any Third Party, commercialize a Future Product in the Territory, Alvotech will so notify Teva in writing and Teva shall have the first opportunity to negotiate the Commercialization and Marketing rights to such Future Product in the Territory. In such case, the following procedures shall apply:

(a)

Within [***] Business Days after providing notice to Teva of Alvotech’s decision to commercialize a Future Product, Alvotech shall invite Teva in writing to enter into negotiations, setting forth, in such invitation, Alvotech’s proposed terms for a license and development agreement with respect to the Future Product, as applicable, and material data with respect to the development of such Future Product as shall be reasonably sufficient for Teva to assess the Future Product;

(b)

If Teva wishes to enter into such negotiations, Teva shall, within [***] days following receipt of Alvotech’s invitation, deliver to Alvotech written notice of Teva’s intent to negotiate for rights to the Future Product;

(c)

If Teva provides such notice, then for the Negotiation Period, the Parties shall negotiate in good faith and exclusively with each other for Commercialization and Marketing rights to such Future Product in the Territory (any Future Product for which the Parties reach a definitive binding agreement for such rights, an “Exercised Product”);

(d)

If Teva does not deliver to Alvotech written notice of its intent to negotiate for such rights within the period specified in Section 2.2.2(b), then Alvotech shall be free thereafter to negotiate and enter into a license and development agreement or similar agreement for the Future Product in the Territory, with any Third Party; and

(e)

If the Parties have not entered into a legally binding, written agreement by the expiration of the Negotiation Period, or by such earlier date as the Parties may mutually agree, Alvotech shall be free thereafter to negotiate and enter into a license and development agreement or similar agreement for the applicable Future Product or Exercised Product in the Territory, with any Third Party.

2.2.3 It is the understanding of the Parties that the following transactions shall not be subject to the right of first negotiation described in this Section 2.2:

(a)	[***];

(b)	[***]; nor

(c)	[***].

2.3	Covenant Not to Compete.

2.3.1 During the Term of this Agreement, Alvotech and its Affiliates shall not, directly or indirectly through a Third Party, develop, manufacture, Market, promote, seek or obtain Regulatory Approval for, perform or process for commercial use, sell or offer for sale, import or Commercialize, or otherwise make available (nor assist a Third Party to do any of the foregoing) any Competing Product, to any Person in or for the Territory, except to the extent that any development in the Territory is for the purpose of use or registration, sale or marketing outside the Territory.

2.3.2 During the Term of this Agreement, Teva and its Affiliates shall not, directly or indirectly through a Third Party, develop, manufacture, Market, promote, seek or obtain Regulatory Approval for, perform or process for commercial use, sell or offer for sale, import or Commercialize, or otherwise make available (nor assist a Third Party to do any of the foregoing) any Competing Product, to any Person in or for the Territory, except to the extent that any development in the Territory is for the purpose of use or registration, sale or marketing outside the Territory.

2.3.3 Without limitation to the foregoing or any potential remedy of Teva under this Agreement and subject to Applicable Law, during the Term of this Agreement, (a) Alvotech and its Affiliates shall not knowingly sell or provide a Product or any Competing Products to any Third Party, if Alvotech or its relevant Affiliate knows, that Competing Products sold or provided to such Third Party by or on behalf of Alvotech or its Affiliate, will or are highly likely to be sold or transferred directly for use in the Territory; and (b) if requested by Teva, Alvotech shall reasonably consider providing reasonable assistance to Teva in taking reasonable action against any Third Party to whom Alvotech or its Affiliate has sold or provided a Product or any Competing Product, or to whom it has directly granted any rights with respect to a Product or any Competing Products, that Teva becomes aware is engaging in the direct or indirect sale or transfer of such Product or Competing Product for use in the Territory and (c) the Parties agree that from the Launch Date of a Product Teva shall have the exclusive right (including as to Alvotech or its Affiliates) to Market, sell and supply any Products to Third Parties in the Territory, including for use in Clinical Studies in combination with a Third Party Product, and Teva shall have the right to provide the applicable Certificates of Conformance and Certificates of Analysis in connection with such sales.

2.4	Rights outside the Territory.

2.4.1 Alvotech will discuss with Teva from time to time during the Term opportunities to Market the Products or Future Products in any country or territory outside the Territory.

SECTION 3 – DEVELOPMENT AND REGULATORY APPROVAL OF THE PRODUCTS

3.1	Roles and Responsibilities.

3.1.1 Subject to the provisions of and during the Term of this Agreement, Alvotech or the Relevant Party where applicable shall use Commercially Reasonable Efforts to perform the following in accordance with the applicable Development Plan:

(a)	complete Development of each of the Products by obtaining the BLA Approval required for Teva to Launch the Products in the Territory and promptly provide Teva with a full copy of the BLA Approval;

(b)	[***];

(c)	[***];

(d)	[***];

(e)	[***];

(f)	[***];

(g)	[***];

(h)	[***];

(i)	[***];

(j)	[***];

(k)	[***];

(l)	[***];

(m)	[***]; and

(n)	[***].

3.1.2 Teva shall have the right, at Teva’s own expense, [***].

3.1.3 Teva shall not conduct any experimental, non-clinical, pre-clinical, clinical or other research, study or test of any kind (including a Clinical Study) with any Product without the prior written consent of Alvotech.

3.2	Development Costs.

3.2.1 The initial Development Plan as of the Effective Date, including timelines, is attached as Schedule B and incorporated by reference herein.

3.2.2 Alvotech will fund one-hundred percent (100%) of the Development Costs under the Development Plan. After approval of a Product, the costs of any Discretionary Studies for such Product will be shared as may be mutually agreed to by the Parties and set forth in an amendment to the applicable Development Plan for such Product.

SECTION 4 – COMMERCIALIZATION

4.1	Commercialization.

4.1.1 Subject to the provisions of, and during the Term of this Agreement, Teva shall use Commercially Reasonable Efforts to Commercialize and Market each Product in the Territory after the relevant BLA Approval is granted for such Product.

4.1.2 Following BLA Approval of a Product Teva shall use Commercially Reasonable Efforts to undertake the First Commercial Sale of that Product in the Territory as soon as reasonably practicable following the last of the following events to occur, in each case in respect of that Product [***].

4.1.3 For purposes of this Section 4.1, the Joint Patent Committee shall find it persuasive that that there is an absence of “reasonable likelihood of infringement of Intellectual Property Rights of a Third Party” [***].

4.1.4 For the avoidance of doubt neither Party may be required by the other Party to agree to proceed by way of a Launch-at-Risk. In the absence of mutual agreement (which shall extend to agreement of an allocation of the LAR Losses between the Parties), Teva may insist on proceeding with a Launch-at-Risk in the Territory, provided it agrees in writing in advance to indemnify (and keep indemnified) Alvotech and its Affiliates for all costs and losses comprising judgments, damages or settlement costs (including reasonable attorney’s fees) asserted against the Product or asserted against any Party or any Affiliate or sublicensee of any Party in relation to the Commercialization of the Product and arising from such Launch-at-Risk (including by settlement) in the Territory (“LAR Losses”). If Teva intends to or is seriously considering commercially undertaking a Launch-at-Risk of the Product in the Territory, then as soon as reasonably practicable following such determination [***]. For the avoidance of doubt, nothing in this Section 4.1.4 limits or derogates from the forecasting or lead time requirements under the Product Supply Agreement.

4.1.5 Teva will be solely responsible for, bear the cost of, and have the exclusive right to undertake the execution of medical and scientific affairs and programs, including professional symposia and other educational activities, and medical affairs studies in the Territory.

4.1.6 Teva will be fully responsible for any costs or expense related to (i) responding to and engaging in correspondence with Regulatory Authorities competitors, or other Third Parties alleging that Teva’s Marketing and Commercialization practices violated Applicable Law, subject to Teva’s providing Alvotech with an opportunity to review and comment on any such responses or correspondence with at least [***] business days’ prior notice and considering in good faith any input provided by Alvotech thereto; and (ii) resolving such allegations.

4.1.7 Teva will maintain records and otherwise establish procedures to ensure compliance with all Applicable Laws and professional requirements that apply to the Commercialization of Product.

4.2	Pricing.

4.2.1 Teva shall have sole and final decision making authority regarding the commercial prices of the Products in the Territory.

4.3	Trademarks & Domains; Advertising and Promotional Materials; Educational Materials.

4.3.1 Save in respect of the trademark relating to AVT02, the rights to which in the Territory shall be assigned to Teva by Alvotech as soon as reasonably possible following the Effective Date of this Agreement, Teva will solely own all right, title and interest in and to any trademarks and internet domains adopted for use with Products in the Territory, and will be responsible for the registration, filing, maintenance and enforcement thereof. Neither Alvotech nor any of its Affiliates will at any time do or authorize to be done any act or thing which is likely to materially impair the rights of Teva therein, and will not at any time claim any right of interest in or to such marks, domains or the registrations or applications therefor. Teva shall not use or display the trademarks in any manner that reasonably would be expected to dilute, tarnish, disparage or reflect adversely on Alvotech. Neither Alvotech nor any of its Affiliates will use Teva’s or any of its Affiliates’ trademarks or internet domains or any confusingly similar trademarks or domains in a manner that might amount to infringement, dilution, unfair competition or passing off of any of Teva’s or any of its Affiliates’ trademarks or domains without Teva’s consent.

4.3.2 All Ad/Promo Materials shall be created, developed and approved by Teva in compliance with Applicable Laws and subject to Alvotech having a reasonable opportunity to review and comment on drafts of Ad/Promo Materials in advance and be informed as to resolution of those comments. Teva shall provide final copies of Ad/Promo Materials to Alvotech as submitted to OPDP. All Ad/Promo Materials produced by Teva under this Agreement are and shall remain the property of Teva. Alvotech shall not use any Ad/Promo Materials produced by Teva other than as expressly permitted by this Agreement. Alvotech shall provide written notification to the FDA that with respect to each Product, Teva shall be fully responsible for assuring the content of all materials is consistent with OPDP requirements and Applicable Laws and, as Alvotech’s agent, communicating directly with FDA with respect to the Ad/Promo Materials, including submitting the Ad/Promo Materials electronically at time of first use under such Product’s BLA. Alvotech shall provide Teva with appropriate submission level metadata (or a sequence) to submit the Ad/Promo Materials at time of first use. Teva shall provide to Alvotech in a timely manner (within [***] Business Days) of all correspondence from FDA regarding Ad/Promo Materials or medical/scientific materials related to a Product.

4.3.3 Alvotech shall reasonably consider providing Teva with drafts or final versions of any educational or training materials regarding the use and administration of the Products to the extent Alvotech is not restricted from sharing such documents with Teva.

4.4

Quality Agreement; Quality Plan and Requirements. No later than [***] months following the Effective Date of this Agreement, the Parties shall enter into the Quality Agreement. Such Quality Agreement shall be incorporated by reference into this Agreement. In the event of a conflict between any provision of this Agreement and the Quality Agreement, this Agreement will govern except with respect to compliance with cGMPs and regulatory obligations as they pertain to the Product, which will be governed by the Quality Agreement. Any amendments or revisions to the Quality Agreement must be approved by both Parties in writing. Without limiting the foregoing, the Parties shall undertake the quality activities set forth in the Quality Plan and Requirements set forth on Schedule H.

4.5

Pharmacovigilance Agreement. The pharmacovigilance requirements as presented in the current FDA guidelines shall be followed by the Parties in the Territory. The Parties will enter into the Pharmacovigilance Agreement no later than [***] months prior to the Launch Date of the first Product in the Territory. Teva shall carry out its responsibilities under the Pharmacovigilance Agreement on behalf of its Affiliates that Market the Products in the Territory. Such Pharmacovigilance Agreement shall be incorporated by reference into this Agreement. Any amendments or revisions to the Pharmacovigilance Agreement must be approved by both Parties in writing.

SECTION 5 – PRODUCT SUPPLY AGREEMENT

5.1	Sale and Purchase of Product. As of the Effective Date, the Parties have entered into the Product Supply Agreement attached hereto as Schedule D.

SECTION 6 FINANCIAL TERMS FOR LICENSE AND DEVELOPMENT.

6.1	License Fees and Milestone Payment.

6.1.1 In consideration for the rights granted by Alvotech to Teva under this Agreement, and subject to the terms herein, following the Effective Date, Teva shall pay or cause to be paid in cash (a) (i) Forty Million U.S. Dollars ($40,000,000) of the License Fee to Alvotech within [***] days of the Effective Date, and (ii) the remaining Twenty Five Million U.S. Dollars ($25,000,000) of the License Fee to Alvotech on [***]; and (b) provided that [***] an additional one-time, Milestone Payment (as defined below) equal to [***] U.S. Dollars ($[***]) on the later to occur of (1) [***] and (2) [***].

6.1.2 The Refundable Fee for each Product shall be refunded to Teva, as follows:

(a)

In the event that Alvotech (or the Relevant Party) fails to obtain BLA Approval for AVT02 within [***] months of the Estimated Approval Date for AVT02, or upon the earlier occurrence of a BLA Failure Event for AVT02 (the “AVT02 Refund Date”), Alvotech shall refund the Refundable Fee in cash to Teva no later than [***] days following the AVT02 Refund Date.

(b)

In the event of the earliest to occur of (i) Comparative Study Failure (as defined below) for AVT04, (ii) Alvotech (or the Relevant Party) fails to obtain BLA Approval by the FDA for AVT04 within [***] months of the Estimated Approval Date for AVT04, or (iii) upon the occurrence of a BLA Failure Event for AVT04 (such event, the “AVT04 Refund Date”), Alvotech shall refund the Refundable Fee to Teva no later than [***] days following the AVT04 Refund Date, provided that, if the AVT04 Refund Date occurs under the foregoing clause (ii), then the AVT04 Refund Date will be extended up to the date that is [***] months following the Estimated Approval Date for AVT04 in the event there is no Comparative Study Failure and the delay of BLA Approval for AVT04 was due to a delay in the FDA’s review process that was outside Alvotech’s reasonable control. For clarity and save as provided below, Alvotech shall refund the Refundable Fee in cash to Teva no later than [***] days following such extended AVT04 Refund Date regardless of any delay in the FDA’s review process that is outside Alvotech’s (or the Relevant Party’s ) reasonable control.

(c)

In the event of the earliest to occur of (i) Comparative Study Failure for AVT05, (ii) Alvotech (or the Relevant Party) fails to obtain BLA Approval by the FDA for AVT05 within [***] months of the Estimated Approval Date for AVT05, or (iii) the occurrence of a BLA Failure Event for AVT05 (such event, the “AVT05 Refund Date”), Alvotech shall refund the Refundable Fee in cash to Teva no later than [***] days following the AVT05 Refund Date, provided that, if the AVT05 Refund Date occurs under the foregoing clause (ii), then the AVT05 Refund Date will be extended up to the date that is [***] months following the Estimated Approval Date for AVT05 in the event there is no Comparative Study Failure and the delay of BLA Approval for AVT04 was due to a delay in the FDA’s review process that was outside Alvotech’s reasonable control. For clarity and save as provided below, Alvotech shall refund the Refundable Fee in cash to Teva no later than [***] days following such extended AVT05 Refund Date regardless of any delay in the FDA’s review process that is outside Alvotech’s (or the Relevant Party’s) reasonable control.

(d)

In the event of the earliest to occur of (i) Comparative Study Failure for AVT06, (ii) Alvotech (or the Relevant Party) fails to obtain BLA Approval by the FDA for AVT06 within [***] months of the Estimated Approval Date for AVT06, or (iii) the occurrence of a BLA Failure Event for AVT06 (such event, the “AVT06 Refund Date”), Alvotech shall refund the Refundable Fee in cash to Teva no later than [***] days following the AVT06 Refund Date, provided that, if the AVT06 Refund Date occurs under the foregoing clause (ii), then the AVT06 Refund Date will be extended up to the date that is [***] months following the Estimated Approval Date for AVT06 in the event there is no Comparative Study Failure and the delay was due to a delay in the FDA’s review process that was outside Alvotech’s control. For clarity and save as provided below, Alvotech shall refund the Refundable Fee in cash to Teva no later than [***] days following such extended AVT06 Refund Date regardless of any delay in the FDA’s review process that is outside Alvotech’s (or the Relevant Party’s) reasonable control.

(e)

In the event of the earliest to occur of (i) Comparative Study Failure for AVT16, (ii) Alvotech (or the Relevant Party) fails to obtain BLA Approval by the FDA for AVT16 within [***] months of the Estimated Approval Date for AVT16, or (iii) the occurrence of a BLA Failure Event (such event, the “AVT16 Refund Date”), Alvotech shall refund the Refundable Fee in cash to Teva no later than [***] days following the AVT16 Refund Date, provided that, if the AVT16 Refund Date occurs under the foregoing clause (ii), then the AVT16 Refund

Date will be extended up to the date that is [***] months following the Estimated Approval Date for AVT16 in the event there is no Comparative Study Failure and the delay was due to a delay in the FDA’s review process that was outside Alvotech’s control. For clarity and save as provided below, Alvotech shall refund the Refundable Fee in cash to Teva no later than [***] days following such extended AVT16 Refund Date regardless of any delay in the FDA’s review process that is outside Alvotech’s (or the Relevant Party’s) reasonable control.

6.1.3 For purposes of this Section 6.1:

(a)

“delay in the FDA’s review process outside of Alvotech’s (or the Relevant Party’s) control” shall exclude any period of time attributable to a delay in the approval of any BLA for a Product resulting from (i) [***], (ii) [***], (iii) [***], and (iv) [***], provided that, in such case, no more than an additional [***]-months’ resulting from such FDA delay shall be added to the time periods (including all applicable time extensions) provided for in Section 6.1.2.

(b)	“Comparative Study Failure” shall only apply where a Comparative Study is required for a given Product and if it is required shall mean, for a given Product, [***].

(c)	“BLA Failure Event” shall mean [***].

(d)

For the avoidance of doubt, the total aggregate amount of the element of Refundable Fees payable to Teva as relate to the Licence Fee shall never exceed the License Fee received by Alvotech pursuant to Section 6.1.1. The License Fee does not include the Milestone Payment referred to in Section 6.1.1(b).

6.1.4 Teva’s rights and remedies provided in Sections 6.1.2 shall be cumulative and in addition to any other rights or remedies that may be available to Teva, including but not limited to the termination rights set forth in Section 12.4.

6.2	Milestones.

As additional consideration, subject to the provisions of this Section 6.2, Teva will, upon the first achievement of the regulatory and sales milestones set forth below (each a “Milestone Event”), pay the following payments once for each Product (each, a “Milestone Payment” and collectively, the “Milestone Payments”) to Alvotech:

Milestone Event	Milestone Payment for [***] Product	Milestone Payment for each of [***] Products
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

6.2.1 Each Milestone Payment will become due and payable [***] calendar days after the occurrence of the corresponding Milestone Event (except, for clarity, [***] for a Product would only be achieved if [***], and will be made in United States dollars by wire transfer to an account designated in writing by Alvotech. Each of the Milestone Payments will be payable only once per Product upon the first achievement of the corresponding Milestone Event for such Product, regardless of the number of times the Milestone Event is achieved by such Product. For clarity, the Milestone Payments for Milestone Event 3 with respect to [***], and Milestone Event 4 with respect to [***] will be payable in connection with [***]. The maximum aggregate amount payable by Teva to Alvotech pursuant to this Section 6.2 is [***] U.S. Dollars ($[***]) (i.e., a maximum of [***] U.S. Dollars ($[***]) for [***] plus a maximum of [***] U.S. Dollars ($[***]) each for [***]).

6.3

Withholding Taxes. Each payment to Alvotech referred to in Sections 6.1 and 6.2 represents the entire consideration payable by Teva and is inclusive of all taxes, of whatsoever nature, including, but not limited, to VAT or other indirect taxation, which are now or may hereafter be imposed. Teva shall not reimburse VAT or other indirect taxation that Alvotech incurs in connection with such payments, unless (and to the extent that) Teva is able to reclaim or obtain credit for such VAT or other taxation. Both Parties have been advised that there will be no withholding taxes on any payments due under this Agreement.

6.4

Payments; Late Payments. Each License Fee and Milestone Payment will be made in United States dollars by wire transfer to an account designated in writing by Alvotech. Any fees or payments due and payable to a Party under this Agreement that are not paid by the relevant Party within [***] days of when due shall bear interest at the annualized rate of the then prime rate (as reported in the Wall Street Journal) plus [***] percent ([***]%).

6.5	Records and Audit.

6.5.1 Teva shall, and, so far as it is able to do so, shall cause all Relevant Parties to, keep complete, true and accurate books and records in accordance with its accounting standards in relation to Net Sales for at least [***] years following the calendar year to which they pertain.

6.5.2 Within [***] days of each applicable calendar quarter until the payment of [***] for a particular Product, Teva will provide a report to Alvotech including the aggregate gross sales of such Product in the Territory during such calendar quarter, and the corresponding Net Sales calculation for such Product in the Territory during such calendar quarter.

6.5.3 At Alvotech’s request and expense, (but, at the expense of Teva, if the result of the report by the accountants under this Section 6.5.3 shows an underpayment by Teva against the applicable report due under Section 6.5.2 of more than [***] percent ([***]%)) (not to be made more than once in any [***] month period unless for cause and not more than [***] years after delivery of the report setting forth a payment computation), upon reasonable prior notice, Teva will permit a reputable firm of independent accountants mutually acceptable to the Parties (which accountants shall not have been hired or paid on a contingency basis and which accountants shall have experience auditing both specialty and generics biopharmaceutical companies), to have access at Teva’s offices in the United States or anywhere in the world where the relevant information and data are retained, upon reasonable written notice and during ordinary working hours to such records as may be necessary for the sole purpose of determining compliance with the Milestone Payment obligations for [***] or [***] under Section 6.2 and (if applicable) any determination of Teva’s EBIT Margin relevant to a termination under Section 12.4. Such accountants shall sign a confidentiality agreement in form and substance reasonably satisfactory to Teva, and shall not disclose to Alvotech or any Third Party any information reasonably labeled by Teva as being confidential customer information regarding pricing or other competitively sensitive proprietary information. Alvotech shall provide, without condition or qualification, Teva with a copy of the report or other summary of findings prepared by such accountants promptly following its receipt of same.

6.5.4 If as a result of any inaccuracies set forth in such report, any amount(s) paid to Alvotech was deficient or late by more than [***] days in paying for [***] or [***] under Section 6.2, then Teva shall pay to Alvotech amount equal to the deficiency or late payment. If such report shows that Teva overpaid, then Teva will be entitled to off-set such overpayment against any future amounts owed to Alvotech under Section 6 and an applicable late payment penalty in accordance with Section 6.4 above with respect to the duration of such delay and also promptly reimburse Alvotech for the reasonable fees of the independent accountants. In the event of any dispute between Alvotech and Teva regarding the findings of any such inspection or audit, the Parties shall initially attempt in good faith to resolve the dispute amicably between themselves, and if the Parties are unable to resolve such dispute within a commercially reasonable period of time, such dispute shall be resolved by an accountant from an internationally recognized independent accounting firm that is mutually agreeable to both of the Parties, and such accountant’s determination shall be binding. In the event that the final report reveals an undisputed underpayment or overpayment, the underpaid or overpaid amount, as applicable, shall be settled promptly by the relevant Party (as applicable).

SECTION 7 - MANAGEMENT AND GOVERNANCE

7.1	Joint Committee.

7.1.1 General. Within [***] days following the Effective Date, the Parties agree to establish the Joint Committee to facilitate Development, regulatory, manufacturing and supply activities and Launch, Commercialization and Marketing strategies and activities as contemplated by this Agreement. In so doing, the members of the Joint Committee shall act in good faith to facilitate communication among appropriate constituencies within the Parties and review and guide the planning and execution of Development, regulatory, manufacturing and supply activities and Launch, Commercialization and Marketing strategies and activities in accordance with this Agreement by the Parties. It is the intent of the Parties that work of the Joint Committee be conducted in a highly cooperative, collaborative manner with open communication as described herein, provided that the Parties agree that (i) Alvotech shall at all times have final decision making authority in relation to all Development, regulatory, manufacturing and supply activities as contemplated by, and subject to any other applicable terms of, this Agreement and the Product Supply Agreement; and (ii) without prejudice or limitation to Section 4.1.4, Teva shall at all times have final decision making authority in relation to all Launch, Commercialization and Marketing strategies and activities as contemplated by, and subject to any other applicable terms of, this Agreement and the Product Supply Agreement, provided, that, in each case, any decision relating to a Launch-at-Risk shall be determined in accordance with Section 4.1.4.

7.1.2 Composition and Leadership. The Joint Committee will be comprised of [***] senior executives from Teva and [***] senior executives from Alvotech. Each Party shall designate a co-chairperson, each of whom may call meetings upon reasonable notice under the circumstances and specify agenda items, exercising reasonable judgment. Each Party may replace any of its members upon written notice to the other.

7.1.3 Subject Matter. It is contemplated that the Joint Committee shall generally guide the collaboration of the Parties and oversee the performance of the Development Plan and advise regarding any amendments thereto, and focus on issues central to the respective Development, regulatory, manufacturing and supply strategies and activities of Alvotech, on the one hand, as well as an overview of Teva’s Launch plans and a high-level update of Teva’s Commercialization and Marketing strategies pursuant to this Agreement. The Parties acknowledge and agree that the Joint Committee shall not have the power or authority to amend any terms or conditions of this Agreement or the Product Supply Agreement, including Estimated Approval Dates as set forth herein, other than by mutual agreement of the Parties.

7.1.4 Working Groups.

(a)

As of the Effective Date, the Parties agree to establish a “Manufacturing and Development” working group(s) to facilitate all Development, manufacturing and supply activities as contemplated by this Agreement and the Product Supply Agreement. In so doing, the members of the Manufacturing and Development working group(s) shall act in good faith to facilitate communication among appropriate constituencies within the Parties and review and guide the planning and execution of all Development, manufacturing and supply strategies and activities in accordance with this Agreement and the Product Supply Agreement. The Manufacturing and Development working group(s) will be comprised of [***] representatives from Teva and [***] representatives from Alvotech, in each case, that are knowledgeable in the subject matter in the relevant functional areas from each Party who have the requisite experience and seniority to make and communicate recommendations and decisions in the relevant subject matter areas. The Manufacturing and Development working group(s) shall convene on a quarterly basis, either in person or by telephone or video conference, and shall provide a reasonably detailed written report of its activities and progress to the Joint Committee within [***] Business Days following the end of each calendar quarter. In the event an Unresolved Matter arises in the working group, then the working group shall submit the matter to the Joint Committee for consideration.

(b)

From time to time, the Joint Committee may form and disband working groups to focus on major components of the Parties’ activities under this Agreement. To the extent working groups are formed, it is contemplated that they shall be comprised of equal numbers of individuals knowledgeable in the subject matter in the relevant functional areas from each Party who have the requisite experience and seniority to make and communicate recommendations and decisions in the relevant subject matter areas.

7.1.5 Alliance Management. Each Party shall appoint an Alliance Manager who shall strive to act as the primary point of contact between the Parties, facilitate a collaborative environment, joint decision making, clear communication and resolution of any deadlocks or disagreements. The Alliance Managers will manage the administration of the Joint Committee including facilitating attendance at and the conduct of Joint Committee meetings, subject to the input noted in Section 7.1.7 from the co-chairpersons. Each Alliance Manager shall participate in Joint Committee meetings on a non-voting basis and may attend Working Group and Joint Patent Committee meetings as required. Each Party may change its Alliance Manager by written notice to the other Parties.

7.1.6 Reporting. Beginning on the Effective Date and ending for each Product on Launch of the Product (the “Reporting Period”), each Party shall provide the Joint Committee with such data and information regarding its respective activities under this Agreement and the Product Supply Agreement as is in its possession as is reasonably requested by a member of the Joint Committee on a periodic schedule (which may vary by type of information required).

7.1.7 Administration. The co-chairpersons of the Joint Committee shall determine the frequency, dates and agenda for its meetings, provided it shall meet [***] times per calendar year until all Products obtain FDA approval and [***] times per year afterward. In coordination with the co-chairpersons, the Alliance Managers shall be responsible for noticing meetings, circulating meeting agenda and related materials at least [***] days in advance and circulating meeting minutes within [***] days following each meeting. Meetings may be conducted in person, by video conference or by phone and no Party shall be required to attend in person. A reasonable number of non-members employed by or acting as consultants to the Parties may attend meetings as observers at the invitation of a member, provided all attendees are subject to appropriate confidentiality arrangements and the other members are notified in advance of each such attendee’s anticipated attendance and role within the relevant Party. Each Party will bear the expense of its respective Joint Committee members’ participation in Joint Committee meetings.

7.1.8 Consensus and Consideration of Perspectives. The Joint Committee shall operate by consensus. Each Party shall have one (1) vote; provided that no vote taken at a meeting shall be valid unless a representative of each Party participates in the vote. The Joint Committee shall review and discuss the matters before it in good faith and the members shall have the right to comment upon and make recommendations to the members of the other Party regarding the other Party’s activities under this Agreement, which recommendations the other Party shall reasonably consider, provided that the Parties agree that [***].

7.1.9 Disbanding. The Joint Committee will be automatically disbanded effective upon the expiration or termination of this Agreement.

7.2	Joint Committee and Joint Patent Committee Dispute Resolution.

7.2.1 In the event that an Unresolved Matter arises in the Joint Committee or Joint Patent Committee, then either Teva or Alvotech may require that the matter be submitted to an Executive Officer from each Party for a joint decision. In such event, except as set forth in Section 7.2.2, a Party may formally request that the dispute be resolved by the Executive Officers, in a written notice to the other Party identifying the nature of the dispute with sufficient specificity to permit adequate consideration by such Executive Officers. The Executive Officers shall diligently and in good faith, attempt to resolve the referred dispute within [***] Business Days of receiving such written notification.

7.2.2 The designated Executive Officers shall jointly have final decision-making authority with respect to such Unresolved Matter except as follows:

(a)

An Executive Officer of Alvotech shall have final decision-making authority with respect to each Unresolved Matter pertaining to (i) [***]; (ii) [***], (iii) [***], (iv) all [***] matters relating to items (i) to (iii), and (iv) [***]; and

(b)

An Executive Officer of Teva shall have final decision-making authority with respect to each Unresolved Matter pertaining to (i) Commercialization and Marketing of the Products to the extent [***]; and (ii) [***];

provided that in no event may a Party exercise its final decision-making authority in a manner that that would assign materially additional development activities to (or increase the effort committed by), or materially change the development activities assigned to, the other Party without such other Party’s written consent, which may not be unreasonably withheld, conditioned or delayed; and in no event may a Party exercise its final decision-making authority in a manner that the other Party reasonably believes raises material concerns that such second Party could be in violation of Applicable Law; and provided that the Executive Officer concerned shall, when making a decision, observe all relevant provisions of this Agreement and the Product Supply Agreement including as relate to a Launch-at-Risk which shall be determined in accordance with Section 4.1.4.

7.2.3 If the Executive Officers are unable to resolve such a dispute or issue within [***] Business Days, any Party shall have the right to proceed in accordance with the dispute resolution procedures of Section 13.6.

7.3	Joint Patent Committee.

7.3.1 General. Due to the unique sensitivity of intellectual property strategy, coupled with the frequent need to make strategic decisions quickly, particularly with respect to litigation-related activity, within [***] days of the Effective Date, the Parties will establish a Joint Patent Committee designed to enhance intellectual property-related communication and decision making relating to the Products and the Territory. The members of the Joint Patent Committee shall act in good faith to facilitate communication among appropriate constituencies within the Parties and review and guide the planning and execution of intellectual property strategy relating to the Products and the Territory. It is the intent of the Parties that work of the Joint Patent Committee be conducted in a highly cooperative, collaborative manner with open communication; and that the Parties inform each other of meaningful intellectual property developments, plans and anticipated actions as candidly and as early as reasonable under the circumstances.

7.3.2 Composition and Leadership. The Joint Patent Committee shall be comprised of up to [***] representatives from Teva and a total of up to [***] representatives of Alvotech who have the requisite experience and seniority to make and communicate recommendations and decisions regarding intellectual property, including litigation strategy; provided the number of Joint Patent Committee members may be changed by mutual agreement of the Parties. Each Party shall designate a co-chairperson, each of whom may call meetings at any time upon reasonable notice under the circumstances and specify agenda items, exercising reasonable judgment. Each Party may replace any of its members upon written notice to the other.

7.3.3 Subject Matter and Communication. It is contemplated that the Joint Patent Committee shall serve as the primary vehicle through which the Parties coordinate and determine strategy with respect to intellectual property matters, including [***].

7.3.4 Administration. The co-chairpersons of the Joint Patent Committee shall determine the frequency, dates and agenda for its meetings, provided it shall meet at least once per calendar quarter until Launch of all Products and then on an ad hoc basis. Meetings may be conducted in person, by video conference or by phone and no Party shall be required to attend in person. A reasonable number of non-members, including external intellectual property counsel to the Parties, may be invited to attend meetings as non-voting participants at the invitation of a member, provided all attendees shall be subject to appropriate confidentiality arrangements and the other members are notified in advance of each such attendee’s anticipated attendance and role. External intellectual property counsel to the Parties, as well as employees, consultants or other advisors, may be invited to and participate in meetings to the extent mutually agreed in advance. Each Party will bear the expense of its respective Joint Patent Committee members’ participation in Joint Patent Committee meetings.

7.3.5 Consensus and Consideration of Perspectives. The Joint Patent Committee shall operate by consensus. The members from each Party shall collectively have one (1) vote, which shall be cast by their respective co-chairman; provided that no vote taken at a meeting shall be valid unless a representative of each Party participates in the vote and if a Party’s co-chairman is unable to attend any meeting of the Joint Patent Committee, then they shall be entitled to appoint another representative of the Party to attend in their place at such meeting and/or to cast their vote on their behalf. The Joint Patent Committee shall review and discuss the matters before it in good faith such and the members shall have the right to comment upon and make recommendations to the members of the other Party regarding the other Party’s activities under this Agreement, which recommendations the other Party shall reasonably consider.

7.3.6 Dispute Resolution.

(a)

In the event that an Unresolved Matter arises in the Joint Patent Committee (other than relating to Intellectual Property litigation strategy) and the Joint Patent Committee is unable to resolve within [***] Business Days of submission, the matter shall be submitted to Executive Officers for resolution as prescribed in Section 7.2 above, and failing resolution as prescribed therein the matter shall be subject to the dispute resolution procedures set forth in Section 13.6. Notwithstanding the foregoing, if an Urgent Unresolved Matter (other than relating solely to Intellectual Property litigation strategy) arises in the Joint Patent Committee, then it shall be submitted promptly to Executive Officers for resolution. If the Executive Officers are unable to achieve consensus on an Urgent Unresolved Matter within [***], the matter shall be subject to the dispute resolution procedures set forth in Section 13.6.

(b)

Any Unresolved Matter relating to Intellectual Property litigation strategy [***] that the Joint Patent Committee is unable to resolve within [***] Business Days of submission shall be submitted to the Joint Committee for resolution in accordance with Section 7.2. Any Urgent Unresolved Matter relating to Intellectual Property litigation strategy arising in the Joint Patent Committee, then it shall be submitted promptly to the Executive Officers for resolution. If the Executive Officers are unable to achieve consensus on an Urgent Unresolved Matter within [***], then the matter shall be submitted urgently to a special panel consisting of three (3) experts in patent litigation for resolution. Each Party shall appoint one (1) expert to the special panel, and the two (2) Party-designated experts shall appoint a third who shall act as chairman of the panel and issue a determination within [***] of impaneling.

Provided that, in each case, (a) and (b), in no event may a Party exercise its final decision-making authority in a manner that that would materially change the rights or obligations of the other Party under this Agreement (including under Article 9) without such other Party’s written consent; and in no event may a Party exercise its final decision-making authority in a manner that the other Party reasonably believes raises material concerns that such second Party could be in violation of Applicable Law.

7.4

Participation Cost. Each Party shall bear its own costs associated with its participation in the Joint Committee, the Joint Patent Committee, and their activities performed under this Agreement, except as otherwise set forth herein; provided, however, in the event either Party is asked to perform activities with respect to the other Party’s obligations under this Agreement, the Parties will mutually agree to a reasonable reimbursement rate for such activities prior to their initiation.

SECTION 8 - CONFIDENTIALITY

8.1

Non-Disclosure and Non-Use of Confidential Information. All Confidential Information shall remain the exclusive property of the Disclosing Party during the Term of this Agreement and thereafter. During the Term of this Agreement and thereafter, all of the Disclosing Party’s Confidential Information shall be maintained in strict confidence by the Receiving Party’s agents and employees, and shall not be used by the Receiving Party for any purpose other than in connection with the Receiving Party’s performance of its duties under this Agreement. The Receiving Party shall, at its expense and at the Receiving Party’s option, either return or destroy (and certify such destruction to the Disclosing Party in a written instrument signed by an officer of the Receiving Party) all Confidential Information of the Disclosing Party within [***] days after the expiration or termination of this Agreement, provided, however, that the Receiving Party may retain one (1) copy of the Confidential Information of the Disclosing Party for archival purposes.

8.2

Disclosure Pursuant to Legal Obligation. Notwithstanding the provisions of Section 8.1, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party as expressly permitted by this Agreement or, upon reasonable prior written disclosure to the Disclosing Party and provided that the Receiving Party considers in good faith any comments (including suggested redaction) with respect to such disclosure, if and to the extent such disclosure is [***]. Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the other Disclosing Party’s Confidential Information pursuant to this Section 8.2, it will, except where impracticable, and to the extent allowed by Applicable Laws, notify the Disclosing Party promptly so that the Disclosing Party may seek a protective order or other appropriate remedy or, in the Disclosing Party’s sole discretion, waive compliance with the confidentiality provisions of this Agreement. At the Disclosing Party’s expense, the Receiving Party shall cooperate in all reasonable respects in connection with any reasonable actions to be taken for the foregoing purpose. In any event, the Receiving Party may furnish such Confidential Information as requested or required pursuant to Applicable Law (subject to any such protective order or other appropriate remedy) without liability hereunder, provided that the Receiving Party furnishes only that portion of the Confidential Information which the Receiving Party is advised by its counsel is legally required, and the Receiving Party exercises reasonable efforts to obtain reliable assurances that confidential treatment shall be accorded the Disclosing Party’s Confidential Information. Each of the Parties agrees that the foregoing exceptions are to be narrowly construed.

8.3

Disclosure to Prospective Investors. Notwithstanding any other provision of this Agreement, either Party may disclose Confidential Information, including the terms of this Agreement, to bona fide current and prospective investors, (sub)licensees, acquirers, assignees, collaborators, and lenders, provided any such recipients are bound by confidentiality and non-use provisions no less restrictive than those contained in this Article 8 (but of customary duration), any written information is redacted to the extent reasonable.

SECTION 9 – IP LITIGATION

9.1	IP Litigation/Invalidation.

9.1.1 During the Term, each Party shall bring to the attention of the other Party all information regarding potential infringement or any claim of infringement or misappropriation of Third Party Intellectual Property Rights in connection with the Development, manufacture, Commercialization, Marketing use, importation, of a Product in or for the Territory. Any such matters shall be submitted to the Joint Patent Committee for disposition pursuant to Section 7.3, including any such matters which may be subject to the terms of Article 11 as a claim of infringement or misappropriation which is an Alvotech Liability or a Teva Liability (such matters, “Indemnified IP Matters”). [***].

9.1.2 [***].

9.1.3 In any action, suit, administrative proceeding, other proceeding, or pre-litigation activities within the scope of Sections 9.1.1 and 9.1.2, Teva shall have the right to separate counsel in any such action or proceeding at its cost and expense. In all such circumstances, the Parties shall cooperate with each other in any such suit, action or proceeding, including but not limited to cooperation and decision making through the process of the Joint Patent Committee, having [***] participate in discussions and meetings with counsel that lead to drafting and amending of all filings and submissions, and provision of copies of all filings and other submissions before their filing or submission for [***] review and comment, which input will be incorporated absent a reasonable basis for objection. Notwithstanding the foregoing, [***] shall have the option to assume control (at [***] cost and expense) of any action, suit, proceeding, or pre-litigation activities in the event that [***] fails to defend or prosecute or to use Commercially Reasonable Efforts to defend or prosecute, provided that any dispute as to whether [***] may assume control of such action, suit, proceeding, or pre-litigation activities shall be subject to the dispute resolution procedures set forth in Section 7.3.6(b). The Parties will give each other prompt written notice of the commencement of any such suit, action or proceeding or claim of infringement and will ensure the Joint Patent Committee receives all communications with counsel, the court or claimant relating to any action, suit, administrative proceeding, other proceeding, or pre-litigation activities within the scope of Sections 9.1.1 and 9.1.2. No Party shall compromise, settle or otherwise dispose of any such suit, action, proceeding, or pre-litigation activity without the prior written consent of the other Party, provided that [***].

9.1.4 Except as may be subject to a Party-specific indemnity obligation set forth in Article 11, or as provided [***], all post-Effective Date Third Party Claims related to Intellectual Property Rights asserted in respect of a Product in the Territory that are subject to this Article 9 (including any on-going proceedings as of the Effective Date), including attorneys’ fees of lead counsel (“IPR Claims”), shall be the sole responsibility of Alvotech and save as provided in this Article 9 Alvotech shall be responsible for the management of and have decision-making authority with respect to the same. Notwithstanding the foregoing, except as may be subject to a Party-specific indemnity obligation set forth in Article 11, in the event that any such IPR Claims or settlement thereof results in any damages, payments or other sums being owed to a Third Party in such action or proceeding, such damages, payments or other sums shall be shared between the Parties [***] per cent ([***]%) Alvotech and [***] per cent ([***]%) Teva after the relevant Party has recovered their respective costs.

SECTION 10 – REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1	Alvotech’s Representations and Warranties.

10.1.1 Alvotech hereby represents and warrants to Teva that as of the Effective Date:

(a)

It is duly incorporated, validly existing and in good standing under the laws of Iceland, and is legally qualified to do business in each jurisdiction in which this Agreement is performed and its activities hereunder requires such qualification, except where the failure to have such qualification does not result in a Material Adverse Effect on its performance of its obligations hereunder.

(b)

It has the corporate power and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement and the performance of its obligations hereunder have been duly authorized and approved by all necessary action, and no other action on its part is necessary to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes a legally binding obligation, enforceable against such Party, in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally.

(c)

Neither the execution and delivery of this Agreement by it nor its performance hereunder conflicts with or results in any violation or breach of, or constitutes (with or without due notice or lapse of time or both) a default under any of the terms or conditions of its certificate/article of incorporation or bylaws, or any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which it or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective properties or assets may be bound or, to its knowledge, violate any statute, law, rule, regulation, writ, injunction, judgment, order or decree of any court, administrative agency or governmental authority binding on it or any of its Affiliates or any of their respective properties or assets, excluding any such breaches or defaults that, individually and in the aggregate, would not have a Material Adverse Effect on its business or financial condition or on the transactions contemplated hereby.

(d)	It has the right, power and authority to grant the rights and licenses to Teva under this Agreement.

(e)

It has not made and will not make any commitments to any Third Parties or Affiliates, either express or implied, that are materially in conflict with or a material impairment of the rights granted to Teva in this Agreement, and neither it nor any of its Affiliates have entered or will enter, directly or indirectly, into any contract or any other transaction with any Third Party or Affiliate that conflicts or derogates from its undertakings under this Agreement.

(f)

Except as disclosed in the Disclosure Schedule set forth in Schedule F, there are no suits, claims, or proceedings pending, or to its knowledge, threatened, against it or any of its Affiliates which would materially affect its right or ability to perform its obligations under this Agreement.

(g)

All rights granted to Third Parties by Alvotech as of the Effective Date that, pursuant to Section 2.2.3(c), would not be subject to Teva’s right of first negotiation described in Section 2.2 are disclosed in the Disclosure Schedule.

(h)	It has, and will at all times throughout the Term have, the requisite expertise, resources, experience and skill to perform its obligations hereunder.

(i)	[***], the Launch of the Products does not, except as disclosed in the Disclosure Schedule, infringe any valid Intellectual Property Right of any Third Party in the Territory.

(j)	Except as disclosed in the Disclosure Schedule, [***].

(k)

Except as disclosed in the Disclosure Schedule, as of the Effective Date, neither it nor any of its Affiliates has received any notice or claim to the effect that making, using, Marketing, exporting or importing Products may infringe, violate or misappropriate the patent, copyright or trade secret rights of any Third Party.

(l)	To its knowledge, the Development Plan contains all relevant tests, studies, procedures and quality control provisions required by the FDA for the BLA Approval of the Products.

(m)

From [***] days prior to the Effective Date in the Territory neither Alvotech nor any of its Affiliates currently supply any Products in the Territory in violation of its obligations under Section 2.3.1.

(n)

Alvotech has responded fully to Teva’s requests for information regarding the Product, and Alvotech has not withheld material information regarding the Product which is responsive to such requests; and any such information was provided to Teva following receipt of Teva’s request and was at the time of reply up to date and in all material respects accurate.

(o)

To its knowledge, neither Alvotech nor any of its Affiliates (to the extent its Affiliates are performing services related to the Product), nor any of its employees or agents performing services related to the Product in connection with this Agreement, has been:

(i)	convicted of an offense related to any United States federal or state health care program or is subject to a pending proceeding relating thereto;

(ii)	debarred under the Federal Food, Drug and Cosmetic Act, or is subject to a pending proceeding relating thereto; or

(iii)	excluded or is otherwise ineligible for United States federal or state health care program participation.

No person convicted, debarred, excluded or ineligible, or subject to a pending proceeding relating thereto, will be employed by Alvotech or its Affiliates, in any capacity, in connection with any of its obligations under this Agreement. If Alvotech becomes aware that Alvotech or any of its Affiliates performing services related to the Product or any person employed or contracted by Alvotech or any of its Affiliates in connection with this Agreement has become or is in the process of being convicted, debarred, excluded or otherwise rendered ineligible for any United States federal or state health care program participation, Alvotech shall immediately so notify Teva in writing.

10.2	Teva’s Representations and Warranties.

10.2.1 Teva hereby represents and warrants to Alvotech that as of the Effective Date:

(a)

It is duly incorporated, validly existing and in good standing under the laws of Switzerland, and is legally qualified to do business in each jurisdiction in which this Agreement is performed and its activities hereunder requires such qualification, except where the failure to have such qualification does not result in a Material Adverse Effect on its performance of its obligations hereunder.

(b)

It has the corporate power and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement and the performance of its obligations hereunder have been duly authorized and approved by all necessary action, and no other action on its part is necessary to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes a legal binding obligation, enforceable against such Party, in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally.

(c)

There are no suits, claims, or proceedings pending, or to its knowledge and belief, after due inquiry, threatened against it or any of its Affiliates which would affect its ability to perform its obligations under this Agreement.

(d)	It has, and will at all times throughout the Term have, the requisite expertise, resources, experience and skill to perform its obligations hereunder.

(e)

It has not made and will not make any commitments to any Third Parties or Affiliates, either express or implied, that are materially in conflict with or a material impairment of the rights granted to Alvotech in this Agreement, and neither it nor any of its Affiliates have entered or will enter, directly or indirectly, into any contract or any other transaction with any Third Party or Affiliate that conflicts or derogates from its undertakings under this Agreement.

(f)

It has responded fully to Alvotech’s reasonable requests for information regarding the relationship that is the subject of this Agreement, and Teva has not withheld information which is responsive to such requests; and any such information was provided to Alvotech following receipt of their request and, taken as a whole, was at the time of reply up to date and in all material respects accurate.

(g)

There are no suits, claims, or proceedings pending, or to its knowledge, threatened, against it or any of its Affiliates which would materially affect its right or ability to perform its obligations under this Agreement.

(h)

Neither the execution and delivery of this Agreement by it Parties nor its performance hereunder conflicts with or results in any violation or breach of, or constitutes (with or without due notice or lapse of time or both) a default under any of the terms or conditions of its certificate/article of incorporation or bylaws, or any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which it or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective properties or assets may be bound or, to its knowledge, violate any statute, law, rule, regulation, writ, injunction, judgment, order or decree of any court, administrative agency or governmental authority binding on it or any of its Affiliates or any of their respective properties or assets, excluding any such breaches or defaults that, individually and in the aggregate, would not have a Material Adverse Effect on its business or financial condition or the transactions contemplated hereby.

(i)

Neither Teva nor its Affiliates (to the extent its Affiliates are performing services related to the Products), nor any of their respective employees or agents performing services related to the Products in connection with this Agreement, has been:

(i)	convicted of an offense related to any United States national, federal or state health care program or is subject to a pending proceeding relating thereto;

(ii)	debarred under the Federal Food, Drug and Cosmetic Act or is subject to a pending proceeding relating thereto; or

(iii)	excluded or is otherwise ineligible for United States national, federal or state health care program participation.

No person convicted, debarred, excluded or ineligible, or subject to a pending proceeding relating thereto, will be employed by Teva or its Affiliates, in any capacity, in connection with any of its obligations under this Agreement. If Teva becomes aware that Teva or its Affiliates performing services related to the Product or any person employed or contracted by Teva or its Affiliates in connection with this Agreement has become or is in the process of being convicted, debarred, excluded or otherwise rendered ineligible for any United States national, federal or state health care program participation, Teva shall immediately so notify Alvotech in writing.

10.3	Compliance with Anti-Corruption Laws.

10.3.1 Anti-Corruption Principles and Legislation. The OECD and the OECD Convention exist to combat bribery of foreign public officials in international business transactions. The OECD Convention requires contracting states to enact legislation relating to combating bribery of foreign public officials in international business transactions. Such legislation has been passed in the United States as the FCPA. The Anti-Corruption Laws and Principles prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value or any benefit, directly or indirectly, to any Government Official, or to any other person while knowing that all or some portion of the payment, thing of value, or benefit will be offered, given, promised, or passed on to a Government Official. Certain of the Anti-Corruption Laws and Principles also prohibit commercial bribery (i.e., the payment or transfer of anything of value, any benefit, or any advantage, directly or indirectly, to any private person with the intention to improperly obtain or retain business or any business advantage or to improperly influence the recipient’s behavior).

10.3.2 Knowledge and Compliance. The Parties are committed to ensuring that their personnel are knowledgeable as to and committed to compliance with the Anti-Corruption Laws. To those ends:

(a)

Each Party understands that each other Party and/or its Affiliates are subject to the Anti-Corruption Laws and Principles. All references in this Section 10.3.2 to each Party shall be deemed to include such Party’s Affiliates;

(b)

Each Party agrees to ensure that all of its Personnel are knowledgeable regarding the purpose and provisions of the Anti-Corruption Laws and Principles, and also agrees to take appropriate steps to ensure that such Personnel will comply with the letter and spirit of the Anti-Corruption Laws and Principles and will not take any actions which would cause either Party to violate or contravene the Anti-Corruption Laws and Principles; and

(c)

Each Party will maintain policies, procedures, and internal controls to ensure that it will be in compliance with the Anti-Corruption Laws and Principles in connection with its performance of this Agreement. Such policies, procedures, and internal controls will include processes through which employees will obtain approval for expenditures that may be incurred on behalf of or result in payments to Government Officials, healthcare professionals, or customers in connection with Third Party’s performance of this Agreement (e.g., gift, travel, entertainment, hospitality, conference, meeting, event, consulting, and research expenditures).

10.3.3 Status of Employees, Family Relationships. Each Party represents that none of its Personnel are Government Officials. Each Party represents that it has fully disclosed to the other Party any existing Close Family Member relationships between any of its Personnel and any Government Official, and a Party agrees to notify the other Party of any such Close Family Member relationship that may arise during the Term.

10.3.4 No Action Contrary to Anti-Corruption Laws and Principles. Each Party represents and covenants further that nothing of value received under this Agreement has been or will be accepted or used by it for any purpose that would violate or be contrary to the Anti-Corruption Laws and Principles, nor has it or will it take any action in connection with this Agreement or the performance of any activities pursuant to it that would violate or be contrary to Anti-Corruption Laws and Principles.

10.3.5 Method of Payments. Each Party agrees that all payments made to a Party in connection with this Agreement shall be made after receipt of an invoice detailing the products or services provided during the period. All payments under this Agreement shall be made by bank transfer for the benefit of, or to the account of, the Party in the country where goods and/or services are delivered/provided or the country of residence/principle place of business of such Party.

10.3.6 No Unlawful Payments. Each Party represents and covenants further that, in connection with this Agreement or the performance of any activities pursuant to it, unless permitted under the Anti-Corruption Laws and Principles, the Party has not paid, promised to pay, authorized a payment, given, permitted to give, or authorized the giving, and will not pay, promise to pay, authorize a payment, give, promise to give, or authorize the giving of anything of value or any benefit to any Government Official for purposes of (i) influencing any act or decision of such Government Official in his official capacity, (ii) inducing such Government Official to do or omit to do any act in violation of the lawful duty of such official; (iii) securing any improper advantage; or (iv) inducing such Government Official to use his influence to affect or influence any act or decision of the Government Official with respect to any activities undertaken relating to this Agreement.

10.3.7 Accurate Books and Records. Each Party will not make or permit any off-the-books accounts, inadequately identified transactions, recording of non-existent expenditures, entry of liabilities with incorrect identification of their object, or the use of false documents in connection with performing on this Agreement. Each Party will keep books, accounts, and records that, in reasonable detail, accurately and fairly reflect its transactions and dispositions of funds paid under this Agreement.

10.3.8 Rights of Audit. Without derogating from any other rights which a Party has to audit the records of another Party under this Agreement or any other agreement between the Parties, for the Term and a period of [***] years thereafter, at the request and expense of a Party (not to be made more than once in any [***] month period), the other Party will permit a reputable firm of independent accountants mutually acceptable to the Parties (which accountants shall not have been hired or paid on a contingency basis and which accountants shall have experience auditing biopharmaceutical companies), to have access at such other Party’s offices in the United States or anywhere in the world where the relevant information and data are retained, upon reasonable written notice and during ordinary working hours to such records as may be necessary to audit all books, records, invoices, and relevant documentation of the other related to this Agreement in order to verify compliance with the terms of this Section 10.3 and the requirements of the Anti-Corruption Laws and Principles. Each Party will cooperate fully in any audit or investigation conducted in relation to compliance with this Agreement or the Anti-Corruption Laws and Principles.

10.3.9 Obligation to Update/Report Changes. Each Party agrees that all of the representations contained herein shall remain true and accurate throughout the duration of this Agreement. Each Party must inform the other Party promptly if it becomes aware of any potential breach of this Section 10.3 or the Anti-Corruption Laws and Principles in connection with this Agreement or the performance of any activities pursuant to it or any other change that would render any of the representations herein untrue or inaccurate. Failure to notify the other Party under this section shall constitute a material breach of this Agreement entitling such Party to terminate this Agreement under Section 12.2.

10.3.10 Annual Certification. In its sole discretion, a Party may require that the other Party complete an annual certification or provide some other form of reasonable assurance of compliance with this Section 10.3.

10.4	No Other Warranties. Except for the representations and warranties expressly set forth in this Agreement, no Party makes any representations or warranties of any kind, either express or implied.

SECTION 11 – INDEMNIFICATION, LIMITATION OF LIABILITY AND INSURANCE

11.1	Indemnification by Alvotech.

11.1.1 Alvotech shall defend, indemnify and hold Teva, its Affiliates and their respective officers, directors and employees harmless from and against any Alvotech Liabilities except to the extent that any Third Party Claim constitutes a Teva Liability. The foregoing obligations shall not apply to the extent that such Alvotech Liabilities result from any gross negligence or willful misconduct of Teva or its Affiliates.

11.1.2 Teva shall promptly notify Alvotech of any liability in respect of which Teva intends to claim such indemnification, and Alvotech shall assume and have exclusive control over the defense thereof (other than Indemnified IP Matters which shall remain subject to the decision-making authority of the Joint Patent Committee) with counsel selected by Alvotech; provided, however, that Teva shall have the right to fully participate in any such action or proceeding and to retain its own counsel, at its own expense. Alvotech may not settle a claim without the prior written consent of Teva whose consent may not be unreasonably withheld or delayed. So long as Alvotech are actively defending a claim in good faith, Teva may not settle any such claim without the prior written consent of Alvotech. The failure to deliver notice to Alvotech within a reasonable time after the commencement of such action shall relieve Alvotech of its indemnification obligations hereunder only to the extent such failure is materially prejudicial to Alvotech’s ability to defend such action.

11.2	Indemnification by Teva.

11.2.1 Teva shall defend, indemnify and hold Alvotech, its Affiliates and their respective officers, directors and employees harmless from and against any Teva Liabilities that arise from any claim, lawsuit or other action by a Third Party except to the extent that any Third Party Claim constitutes an Alvotech Liability. The foregoing obligations shall not apply to the extent that such Teva Liabilities result from the gross negligence or willful misconduct of Alvotech.

11.2.2 Alvotech shall promptly notify Teva of any liability in respect of which Alvotech intends to claim such indemnification, and Teva shall assume and have exclusive control over the defense thereof (other than Indemnified IP Matters which shall remain subject to the decision-making authority of the Joint Patent Committee) with counsel selected by Teva; provided, however, that Alvotech shall have the right to fully participate in any such action or proceeding and to retain its own counsel, at its own expense. Teva may not settle a claim without the prior written consent of Alvotech whose consent may not be unreasonably withheld or delayed. So long as Teva is actively defending a claim in good faith, Alvotech may not settle any such claim without the prior written consent of Teva. The failure to deliver notice to Teva within a reasonable time after the commencement of such action shall relieve Teva of its indemnification obligations hereunder only to the extent such failure is materially prejudicial to Teva’s ability to defend such action.

11.3	Limitation of Liability.

11.3.1 SUBJECT TO CLAUSE 11.3.2 AND EXCEPT AS ARISING DUE TO THE GROSS NEGLIGENCE OR WILFUL MISCONDUCT OF SUCH PARTY OR ITS AFFILIATES NEITHER PARTY SHALL BE LIABLE WHETHER IN TORT (INCLUDING FOR NEGLIGENCE OR BREACH OF STATUTORY DUTY), TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, CONTINGENT, CONSEQUENTIAL OR PUNITIVE DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFIT, LOSS OF SAVINGS, LOSS OF BUSINESS OR LOSS OF CONTRACTS, WHETHER ARISING FROM NEGLIGENCE, BREACH OF CONTRACT OR IN ANY OTHER WAY.

11.3.2 The limitations set forth in Section 11.3.1 shall not apply with respect to the liability of either Party for:

(a)	death or personal injury caused by that Party’s negligence or that of their respective subcontractors, officers, employees or agents;

(b)	fraud or fraudulent misrepresentation;

(c)	any matter for which it would be unlawful for the Parties to exclude liability; or

(d)	Third Party Claims which are subject to Indemnification under Sections 11.1 or 11.2.

11.4	Insurance.

11.4.1 Alvotech will obtain and maintain an active program of insurance including the following minimum required coverages:

(a)

product liability, with limits of not less than [***] U.S. Dollars ($[***]) per occurrence and [***] U.S. Dollars ($[***]) in the aggregate by no later than [***] months before the first expected Launch Date of a Product;

(b)	clinical trial/BE study insurance, with limits of not less than [***] U.S. Dollars ($[***]) per occurrence and [***] U.S. Dollars ($[***]) in the aggregate as of the Effective Date;

(c)

commercial general liability insurance, including contractual liability coverage, with minimum limits of not less than [***] U.S. Dollars ($[***]) per occurrence and [***] U.S. Dollars ($[***]) in the annual aggregate: and

(d)	all other insurance, in types and amounts that satisfy all Applicable Law, including but not limited to workers compensation.

Alvotech shall name Teva as an “additional insured” with respect to the minimum required products liability insurance, and provide Teva with a certificate of insurance, as evidence of these required coverages, promptly upon Teva’s request. It is agreed that such “additional insured” status shall be limited to claims for which Teva is entitled to indemnification pursuant to the terms of this Agreement. Alvotech shall have the right to fulfill its insurance obligations hereunder through the purchase of insurance, through self-insurance (including direct risk retention), or through a combination of both approaches.

11.4.2 Teva will obtain and maintain an active program of insurance including the following the minimum required coverages:

(a)

product liability, with limits of not less than [***] U.S. Dollars ($[***]) per occurrence and [***] U.S. Dollars ($[***]) in the aggregate, by no later than [***] months before the first Launch Date of a Product;

(b)	commercial general liability insurance, including contractual liability coverage, with minimum limits of not less than [***] U.S. Dollars ($[***]) per occurrence and in the annual aggregate; and

(c)	all other insurance, in types and amounts that satisfy all Applicable Law, including but not limited to workers compensation.

Teva shall include Alvotech as “additional insureds,” with respect to the minimum required product liability insurance, and provide Alvotech with a certificate of insurance, as evidence of these required coverages, promptly upon request of Alvotech. It is agreed that such “additional insured” status shall be limited to claims for which Alvotech are entitled to indemnification pursuant to the terms of this Agreement. Teva shall have the right to fulfill its insurance obligations hereunder through the purchase of insurance, through self-insurance (including direct risk retention), or through a combination of both approaches.

SECTION 12 - TERM AND TERMINATION

12.1

Term. This Agreement shall commence on the Effective Date and shall continue in force, on a Product-by-Product basis, for the Initial Term. Upon expiry of the Initial Term, this Agreement shall automatically renew for additional terms of one (1) year each (each such one (1) year additional term, a “Renewal Term”), unless each Party provides written notice of non-renewal to the other Party no later than one (1) year prior to the end of the Initial Term or then current Renewal Term.

12.2	Termination for Breach.

12.2.1 Without prejudice to the rights and remedies of the Parties under this Agreement, this Agreement may be terminated by either Party, either on a Product-by-Product basis, or in its entirety, by written notice provided to the Breaching Party in the following manner: (i) the terminating Party shall send written notice of the material breach or material default to the Breaching Party specifying the claimed particulars of such breach in reasonable detail and its intention to terminate this Agreement in whole (which must be material in its significance to the innocent Party and have a seriously detrimental effect on the overall benefit which the innocent Party would otherwise derive from this Agreement) or in part with respect to specific Product(s), and (ii) the termination shall become effective sixty (60) days after written notice thereof was provided to the Breaching Party, unless and if such material breach or default could be cured, and the Breaching Party has cured any such material breach or default prior to the expiration of the sixty (60) day period. Notwithstanding the foregoing, if the existence of a breach or default (or cure thereof) is the subject of a good faith dispute by the Parties, the cure period referred to in clause (ii) shall not begin to run until such dispute is resolved.

12.2.2 Each Party shall have the right to suspend or terminate this Agreement and any payments hereunder, effective immediately by written notice to the other Party, if the other Party or any of its Personnel have in any material respect violated or acted contrary to any provision of Section 10.3 of this Agreement or the Anti-Corruption Laws and Principles, in either case solely in connection with this Agreement or the performance of any activities pursuant to it.

12.3	Termination for Insolvency. Either Party may terminate this Agreement effective immediately by written notice to the other Party if the other Party:

(a)	becomes insolvent, or has filed a request to be declared insolvent, or has been granted moratorium on payment;

(b)	makes an assignment for the benefit of creditors;

(c)	ceases to do business;

(d)	commences any dissolution, liquidation or winding up;

(e)	has a receiver, trustee administrator or examiner or liquidator appointed over all or a substantial part of its assets, or

(f)

any event occurs, or proceeding is taken, with respect to the Party in any jurisdiction in which it has assets and to which it is subject, that has an effect equivalent to any of the events mentioned in (a) to (e) above.

12.4

Termination Due to Lack of Commercial Viability. Teva shall have the right to terminate this Agreement on a Product-by-Product basis (and not in its entirety) on written notice to Alvotech, in the event of a Lack of Commercial Viability with respect to such Product, provided that (a) such effective date of termination shall not occur during the Blackout Period for the relevant Product, (b) Teva has paid Alvotech all License Fees and Milestone Payments properly due and payable at the time of termination in respect of such Product, and (c) Teva is not in material breach or material default of its obligations under this Agreement in respect of such Product. In the event Teva exercises its right to terminate under this Section 12.4, such effective date of termination with respect to the applicable Product shall be [***].

12.5

Termination for Material Safety Issue. If either Party reasonably believes that there is a Material Safety Issue in relation to a Product it shall promptly notify the other Party in writing of such determination. The Party receiving such notice may propose actions as applicable to address the Material Safety Issue identified by the other Party and, if the notifying Party agrees, shall act to implement immediately such actions, provided, that (a) the notifying Party may suspend, or require the suspension of, any activities under this Agreement impacted by the relevant Material Safety Issue with respect to such Product upon written notice until such mutually agreed actions are implemented, and (b) if the FDA determines that there is a Material Safety Issue and it is not resolvable within a commercially reasonable timeframe, its decision shall be binding on the Parties and either Party may terminate this Agreement with respect to such Product.

12.6

Termination of Product Supply Agreement. This Agreement will automatically terminate as a whole upon termination of the Product Supply Agreement in whole. In addition, in the event of any termination of the Product Supply Agreement in part with respect to any Product, then this Agreement will automatically terminate in part with respect to such Product effective upon the effective termination of such Product under the Product Supply Agreement.

12.7	Effects of Expiration or Termination.

12.7.1 General.

(a)

Subject to the provisions of Sections 12.7.2 and 12.7.3, upon termination or expiration of this Agreement as set forth under this Article 12 in whole, or in part with respect to a terminated Product in accordance with Sections 12.2 to Section 12.6 all rights and obligations of the Parties will cease to exist and all rights and licenses granted to Teva under this Agreement, or with respect to such Product, as applicable, shall terminate provided that such termination or expiration shall not relieve either Party from any obligations or liabilities previously accrued to the other Party of which is attributable to a period prior to such expiration or termination and any and all damages or remedies (whether in law or in equity) arising from any breach hereunder. Notwithstanding anything to the contrary in this Agreement or any other agreement between the Parties, all rights and obligations of the Parties set forth herein that expressly or by their nature survive expiration or termination of this Agreement (including without limitation any payment obligations accrued prior to termination of this Agreement, Section 6.5 (Records and Audit), Section 7.2 (Joint Committee and Joint Patent Committee Dispute Resoluton), 7.3.6 (Dispute Resolution), SECTION 8 (Confidentiality), SECTION 11 (Indemnification, Limitation of Liability and Insurance), Section 12.7 (Effects of Expiration or Termination) and SECTION 13 (Miscellaneous Provisions)) shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement until they are satisfied or by their nature expired and shall bind the Parties and their legal representatives, successors, and permitted assigns.

(b)	Upon termination or expiration of this Agreement as set forth under this Article 12 in whole, or in part with respect to a terminated Product in accordance with Sections 12.2 to Section 12.6:

(i) each of the Parties shall, except as prohibited by Applicable Law or regulation, upon written request of the other Party, return to the other Party or, at the other Party’s option, destroy all relevant records and materials in its possession or control containing or comprising the Confidential Information of the other Party (and, for the avoidance of doubt, if termination is in part with respect to a particular Product, then with respect to such Product), within [***] days of the termination or expiration of this Agreement, save for the retention of one (1) copy, which may include an electronic copy, of the Confidential Information by the Receiving Party as a record of the Receiving Party’s ongoing confidentiality obligations under this Agreement. In the case of destruction, the Receiving Party shall also provide an affidavit signed by an officer of such Party, certifying as to such destruction. For the avoidance of doubt where this Agreement is terminated for a Product on a Product-by-Product basis only, the Parties shall be entitled to retain, subject to the terms and conditions of this Agreement, copies of the other Party’s Confidential Information which does not solely relate to the terminated Product; and

(ii) Teva shall assign over all right, title, and interest in and to any Product trademarks for any terminated Product(s), promptly transition sole responsibility for the prosecution and maintenance of the Product trademarks for the terminated Product to Alvotech and promptly transfer ownership of all copyrights and domain names exclusively related to the terminated Product(s) to Alvotech (excluding any such trademarks that include, in whole or in part, any corporate name or logo of Teva or its Affiliates or sublicensees).

12.7.2 Unfilled Purchase Orders and Inventory.

(a)

If this Agreement is terminated by Teva in whole, or in part with respect to a terminated Product in accordance with Sections 12.2, for any breach by Alvotech, then upon termination of this Agreement and at Teva’s request, Alvotech will be required to fulfill any Purchase Orders placed by Teva with respect to any terminated Product(s), but not yet supplied by Alvotech on or before the date of termination, and Teva will be entitled, at its discretion, to (i) during the Sell-Off Period to Market all such Product(s) and all Product(s) previously purchased by Teva on an exclusive basis for the first [***] months of the Sell-Off Period, provided that Teva will be required to make the payments required (x) under this Agreement and (y) under the Product Supply Agreement for all terminated Product(s) delivered by Alvotech to Teva pursuant to Purchase Orders placed by Teva, as applicable, and (ii) require Alvotech to (1) refund to Teva the Estimated Net Sales Advance for all unsold terminated Product(s) at the conclusion of the Sell-Off Period (notwithstanding any remaining shelf life or whether such Products are in saleable condition) or earlier, following the termination date, on such date that Teva undertakes to Alvotech not to make any sales of the terminated Product(s) in the Sell-Off Period (and does not make any sales), and (2) purchase at the applicable Product Cost (as defined in the Product Supply Agreement) of such terminated Product(s) as were ordered by or on behalf of Teva prior to termination, without any markup, any and all unsold quantities of such Product(s) (which are in saleable condition notwithstanding any remaining shelf life for such Products) at the time of such termination or at the conclusion of the Sell-Off Period.

(b)

If this Agreement is terminated by either Party in whole, or in part with respect to a terminated Product in accordance with Section 12.6 for any reason attributable to the fault of Alvotech under the Product Supply Agreement, (i) during the Sell-Off Period, Teva will be entitled (unless prohibited by Applicable Law), at its discretion, to continue to Market all inventory of such terminated Product purchased by Teva as of the effective date of such termination, and (ii) at Teva’s request, Alvotech will be required to (1) refund to Teva the Estimated Net Sales Advance for all unsold terminated Products at the conclusion of the Sell-Off Period (notwithstanding any remaining shelf life or whether such Products are in saleable condition), or earlier, following the termination date, on such date that Teva undertakes to Alvotech not to make any sales in the Sell-Off Period (and does not make any sales), and (2) purchase at the applicable Product Cost (as defined in the Product Supply Agreement) of such terminated Product(s) as were ordered by or on behalf of Teva prior to termination, any and all unsold quantities of such Product(s) (which are in saleable condition notwithstanding any remaining shelf life for such Products) at the time of such termination or at the end of the Sell-Off Period, as applicable.

(c)

If this Agreement is terminated by Alvotech in whole, or in part with respect to a terminated Product in accordance with Section 12.2, for any breach by Teva or Section 12.6 (for any reason not covered by Section 12.7.2(b) or otherwise not attributable to the fault of Alvotech under the Product Supply Agreement) or by Teva pursuant to Section 12.4, then (1) (x) if such termination is by Alvotech under Section 12.2, for any breach by Teva or pursuant to Section 12.6 (for any reason attributable to the fault of Teva), Alvotech shall refund to Teva the Estimated Net Sales Advance for all unsold terminated Product(s) at the time of such termination (which have at least [***] months of shelf life remaining and are in saleable condition), and (y) in all other cases under this Section 12.7.2(c), Alvotech shall refund to Teva the Estimated Net Sales Advance for all unsold terminated Product(s) at the time of such termination (notwithstanding any remaining shelf life or whether such Products are in saleable condition), and (2) Alvotech may at its discretion, require Teva to sell to Alvotech all terminated Product(s) delivered to Teva at the applicable Product Cost of such Product(s) as were ordered by or on behalf of Teva, without any markup, any and all unsold quantities of Product(s) (which are in saleable condition notwithstanding any remaining shelf life for such Products) at the time of such termination. In the event Alvotech elects not to purchase the then remaining inventory of Product under the foregoing clause (2), then Teva will be entitled, at its discretion, to continue to Market all such inventory of such terminated Product purchased by Teva as of the effective date of such termination for a period of [***] months following Alvotech’s election to not purchase such inventory from Teva.

(d)

If this Agreement is terminated by [***], then Teva will be entitled during the Sell-Off Period, at its discretion, to continue to Market all inventory of such terminated Product purchased by Teva as of the effective date of such termination, (2) Alvotech shall refund to Teva the Estimated Net Sales Advance for all unsold terminated Product(s) at the conclusion of the Sell-Off Period, if applicable (notwithstanding any remaining shelf life or whether such Products are in saleable condition), or earlier, following the termination date, on such date that Teva undertakes to Alvotech not to make any sales in the Sell-Off Period (and does not make any sales), and (3) (x) if Alvotech terminates pursuant to Section 12.3, then Teva shall, either, at Alvotech’s election and cost, transfer to Alvotech, or destroy, all such terminated Product(s) as were ordered by or on behalf of Teva, and any and all unsold quantities of such Products as of such termination, and (y) if either Party terminates pursuant to Section 12.5, then Teva shall, either, as mutually agreed and with the Parties sharing the cost, transfer to Alvotech, or destroy, all such terminated Product(s) as were ordered by or on behalf of Teva, and any and all unsold quantities of such Products as of such termination.

(e)

During each applicable Sell-Off Period, and during such [***]-month period during which Teva continues Marketing Product under Section 12.7.2(c), Teva shall provide monthly reports to Alvotech on the level of inventory of the applicable Products it has on hand and then a final, [***]-month advance notice setting forth the expected date of full depletion of the remaining inventory.

12.7.3 Transition.

(a)

Subject to Sections 12.7.3(b) and 12.7.3(c), if this Agreement is terminated in whole, or in part with respect to a specific Product (“Reversion Product”), (i) Teva shall provide such assistance as may be reasonably requested by Alvotech or its designee in transitioning customer support, Marketing, promotional and other activities and responsibilities for the applicable Reversion Product in the Territory, as set forth hereunder, to Alvotech or its designee, (ii) such transition shall occur as quickly as practicable after the effective date of such termination, and (iii) Alvotech shall retain the right to use any training materials and Ad/Promo Materials that it authored with respect to the Reversion Product; provided, that in no event shall Alvotech use any name or identifying logo of Teva, its Affiliates or sublicensees with respect to such materials.

(b)

If this Agreement is terminated in whole, or in part with respect to a Reversion Product by reason of Alvotech’s breach, then Teva shall only be obligated to provide, at Alvotech’s expense, such assistance as may be reasonably requested by Alvotech or its designee in transitioning customer support, promotional and other activities and responsibilities for the terminated Product(s) in the materials and Ad/Promo Materials that it authored with respect to such Reversion Product.

(c)

If this Agreement is terminated in whole, or in part with respect to a Reversion Product, for any reason other than by [***], then the assistance provided under Section 12.7.3(a) shall be at Alvotech’s expense. If this Agreement is terminated in whole, or in part with respect to a Reversion Product, by [***], then the assistance provided under Section 12.7.3(a) shall be at Teva’s expense.

12.7.4 Termination for Lack of Commercial Viability.

(a)

If this Agreement is terminated in whole, or in part with respect to a Reversion Product [***], then Teva will be required to make the payments required under this Agreement, as applicable, for all terminated Products delivered by Alvotech to Teva pursuant to Purchase Orders placed by Teva prior to termination. For purposes of clarity, (i) the Sell-Off Period shall not apply in the event this Agreement is terminated by Teva pursuant to Section 12.4 and (ii) Alvotech may void any Purchase Orders which remain outstanding at the effective date of termination pursuant to Teva’s Section 12.4 notice provided to Alvotech with respect to Products under such Purchase Orders and from the date of such termination notice Teva will have no further right or obligation to place additional Purchase Orders.

(b)

In the event Teva terminates this Agreement pursuant to Section 12.4, Teva, as its sole remedy, would have the rights with respect to such terminated Product as are set out in this Section 12.7.4 and 12.7.5, provided, however, that the foregoing shall not relieve Alvotech from any and all obligations and liabilities accrued to Teva as of such termination with respect to such Product and all damages or remedies (whether in law or in equity) arising from any breach by Alvotech under this Agreement with respect to such Product.

12.7.5 Alvotech Royalty Obligation.

(a)

In consideration of the reversion of each Reversion Product and related reversion, rights granted or transferred by Teva to Alvotech under Sections 12.7.1(b)(ii) and above, (i) subject to Teva not being in arrears in relation to any License Fee or Milestone Payments in respect of such Products and (ii) subject to Alvotech (and to the extent that Alvotech is) achieving a consolidated EBIT Margin in excess of [***] percent ([***])%, Alvotech shall pay Teva a royalty of [***] percent ([***]%) on annual Net Sales of each such Reversion Product, subject to a maximum royalty payment equal to [***] U.S. Dollars ($[***]) for each such Reversion Product, as allocation of the milestone amount paid by Teva with respect to such Reversion Product under Section 6.1.1. Solely for purposes of this Section 12.7.5, the definition of Net Sales will apply with respect to sales of Products by Alvotech and its Affiliates and sublicensees, mutatis mutandis, unless otherwise mutually agreed by the Parties.

SECTION 13 - MISCELLANEOUS PROVISIONS

13.1

Independent Status of the Parties. Alvotech and Teva are independent entities each acting in its own name of for its own account. Without explicit prior written authorization, no Party shall have the authority to bind, commit or incur any liability on behalf of the other Party or to otherwise act in any way as an agency, representative or partner of the other Party.

13.2	Assignment and Change of Control.

13.2.1 This Agreement shall not be assigned or otherwise transferred by either Party without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed, provided, however, that each Party may assign this Agreement or otherwise delegate its rights or obligations hereunder, in whole or in part to any of its Affiliates (but only for so long as such person is and remains an Affiliate of such Party) or, subject to the provisions of Sections 13.2.2 through 13.2.5, to a successor to the portion of its business related to this Agreement (whether by merger, a sale or transfer of all or substantially all of its assets relating to this Agreement or any of the Products, a sale of its capital stock, or otherwise), including, in the case of Teva, the transfer to an Affiliate of the entire sales and marketing organization used to Commercialize and Market any or all of the Products (but only for so long as such person is and remains an Affiliate of such Party).

13.2.2 Until the First Commercial Sale of all Products, this Agreement shall not be assigned or otherwise transferred by Alvotech, nor shall Alvotech undergo a Change of Control, without the prior written consent of Teva.

13.2.3 Following the First Commercial Sale of all Products, Alvotech may assign or transfer this Agreement, and may undergo a Change of Control without the consent of Teva; provided, that Alvotech shall provide notice to Teva not less than [***] days prior to the proposed assignment or Change of Control.

13.2.4 Upon the assignment of this Agreement or a Change of Control of one or more of Alvotech, the assignee or successor shall assume all obligations of Alvotech under this Agreement and confirm such assumption, in writing, within [***] days of such assignment.

13.2.5 Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Any assignment in violation of the foregoing shall be null and void ab initio.

13.3

Force Majeure. The performance of each Party under this Agreement may be suspended to the extent and for the period of time that such Party is prevented or delayed from fulfilling its obligations due to a Force Majeure Event; provided, however, that the non-performing Party uses Commercially Reasonable Efforts to avoid or remove such causes of non-performance and continues performance hereunder with reasonable dispatch as soon as such causes are removed. After [***] consecutive calendar days of suspension on the part of one Party, the other Party may, at its sole discretion, terminate this Agreement without liability arising from such termination except as expressly provided in this Agreement.

13.4

Severability. To the extent any clause, term or provision of this Agreement shall be judged to be invalid or unenforceable for any reason whatsoever, such invalidity or unenforceability shall not affect the validity or enforceability of the balance of such clause, term or provision or any other clause, term or provision hereof. The remaining provisions of this Agreement will remain binding and enforceable, and shall be interpreted so as best to reasonably effect the intent of the Parties. The Parties further agree that any such invalid or unenforceable provisions will be deemed replaced with valid and enforceable provisions that achieve, to the extent possible, the business purposes and intent of such invalid and unenforceable provisions.

13.5

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles, including all matters of construction, validity, performance and enforcement. To the extent that it may otherwise be applicable, the Parties hereby expressly agree to exclude from the operation of this Agreement, the United Nations Convention on Contracts for the International Sale of Goods, concluded at Vienna, on April 11, 1980, as amended and as may be amended further from time to time.

13.6	Dispute Resolution.

13.6.1 In the event of any Dispute that:

(a)	if subject to the dispute resolution procedures set forth in Section 7.2 (Joint Committee), has not been resolved in accordance therewith; or

(b)

if not subject to the dispute resolution procedures set forth in Section 7.2 (Joint Committee) by virtue of Section 7.2 as a development, manufacturing, Commercialization or Marketing matter, and the aggrieved Party has notified the other Party in writing in a reasonably detailed manner and allowed at least [***] days to elapse thereafter without resolution, the Dispute shall be determined in accordance with the laws of the State of New York and the United States of America through arbitration in New York, New York under the auspices of the ICC pursuant to the ICC Rules. Any arbitration and all related proceedings shall be conducted in English. The number of arbitrators presiding over any arbitration shall be three (3). Each Party shall appoint one (1) arbitrator, and the two (2) arbitrators so appointed shall appoint a third arbitrator who shall act as chairman of the tribunal. All arbitrators shall be recognized experts in the subject matter of the arbitration. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the ICC. Except as may be required by Applicable Law or to enforce an award in court, neither any of the Parties nor the arbitrators may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Parties. Notwithstanding the foregoing, in addition to any other rights under this Agreement and notwithstanding the arbitration agreement contained in this Section 13.6, any Party may seek from any state or federal court of competent jurisdiction any preliminary or interim relief that is necessary to protect the rights, property or other interests of that Party.

13.6.2 The arbitration award shall be final and binding on the Parties. Judgment upon the award may be entered by any court having jurisdiction thereof.

13.7	Relationship of Parties.

(a)

The Parties hereto are acting and performing as independent contractors, and nothing in this Agreement creates the relationship of partnership, joint venture, sales agency or principal and agent. Neither Party is the agent of the other, and neither Party may hold itself out as such to any other person. All financial obligations associated with each Party’s business shall be the sole responsibility of such Party.

(b)	All obligations imposed on one or both of Alvotech under this Agreement are joint and several between Alvotech.

13.8	Communications.

13.8.1 Neither Party (nor any of their Affiliates) shall issue any press release or make any public announcement with respect to the fact or terms of this Agreement or the transactions contemplated hereby without prior consultation with and written authorization from, in the case of Teva, Alvotech and, in the case of either Alvotech, Teva. Notwithstanding the foregoing, the Parties shall agree upon and disseminate an Initial Press Release.

13.8.2 Nothing in this Section 13.8 shall limit, restrict or otherwise subject to review or approval by Alvotech, Teva’s execution of its Commercialization efforts, including in any publicity, advertising or announcements or other promotional materials for Commercialization or Marketing.

13.8.3 Each Party acknowledges and agrees that the other Party may determine that it is required to submit this Agreement to the [***], and if a Party does so determine, such Party agrees to consult with the other Party with respect to the preparation and submission of, a confidential treatment request for such submission. If a Party is required by Applicable Law to make a disclosure of the terms of this Agreement in a filing with or other submission to [***], and (a) such Party has provided copies of the disclosure to the other Party as far in advance of such filing or other disclosure as is reasonably practicable under the circumstances, (b) such Party has promptly notified the other Party in writing of such requirement and any respective timing constraints, and (c) such Party has afforded a reasonable time under the circumstances from the date of notice by such Party of the anticipated disclosure to comment upon, request confidential treatment or approve such disclosure, then such Party will have the right to make such public disclosure at the time and in the manner reasonably determined by its counsel to be required by Applicable Law. Notwithstanding anything to the contrary herein, it is hereby understood and agreed that if a Party seeking to make a disclosure to the SEC, The Stock Exchange of Hong Kong or FSS or other governmental authority regulating securities as set forth in this Section 13.8.3, and it has received comments within the respective time periods or constraints specified herein or within the respective notice, the Party seeking to make such disclosure or its counsel, as the case may be, will in good faith (i) consider incorporating such comments and (ii) use reasonable efforts to incorporate such comments, limit disclosure or obtain confidential treatment to the extent reasonably requested by the other Party.

13.8.4 Except as required by Applicable Law or court order, any publication or presentation concerning the Products or activities conducted under this Agreement desired by a Party must be approved in advance by the Joint Committee, but shall be subject in all cases to Teva’s consent, not to be unreasonably withheld, conditioned or delayed. In all cases, a Party making a publication or presentation shall take reasonable steps to protect the Confidential Information of the other Party and ensure that all such publications and presentations are consistent with good scientific practice and accurately reflect work done and the contributions of the Parties.

13.9

No Implied Licenses. Each of the Parties hereby acknowledges and agrees that, except as otherwise explicitly provided in this Agreement, it does not have, assert or acquire any right, title or interest in or to any Intellectual Property Rights or other proprietary rights of the other Party or its Affiliates by entering into this Agreement.

13.10

Notices. All notices hereunder shall be delivered as follows: (a) personally; (b) by registered or certified mail (postage prepaid); or (c) by overnight courier service, to the following addresses of the respective Parties:

If to Teva:

[***]

With a copy to:

[***]

With a copy to:

[***]

If to Alvotech:

[***]

With a copy to:

[***]

Notices shall be effective upon receipt if personally delivered, on the third Business Day following the date of registered or certified mailing, or on the first Business Day following the date of delivery to the overnight courier. A Party may change its address listed above by written notice to the other Party.

Wherever this Agreement provides for Teva to provide notice, information or document(s) to Alvotech, Teva’s obligation shall be satisfied by its provision of notice, information or document(s) to either one of Alvotech.

13.11

Exchange Controls and Conversion. All payments due hereunder shall be paid in United States dollars. If at any time legal restrictions prevent the prompt remittance of part or all payments, payment shall be made through such lawful means or methods as the Parties may determine in good faith. Conversion of foreign currency to United States dollars shall be made at the conversion rate existing in the United States (as reported in The Wall Street Journal) on the last Business Day of the quarter immediately preceding the applicable calendar quarter. If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States as the Parties reasonably agree.

13.12	Entire Agreement. This Agreement, together with the Schedules, Exhibits and appendices hereto, contains the entire understanding of the Parties with respect to the subject matter hereof.

13.13	Headings. The captions to the several Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Sections hereof.

13.14

Waivers and Amendments. Except as expressly provided herein, the waiver by either Party hereto of any right hereunder or of any failure to perform or any breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other failure to perform or breach by said other Party, whether of a similar nature or otherwise, nor shall any singular or partial exercise of such right preclude any further exercise thereof or the exercise of any other such right. No waiver, modification, release or amendment of any right or obligation under or provision of this Agreement will be valid or effective unless in writing and signed all both Parties hereto.

13.15

Counterparts. This Agreement may be executed in two or more counterparts, (in electronic format where necessary), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signature pages may be exchanged by pdf via electronic mail.

13.16

Construction. Unless expressly specified otherwise, whenever used in this Agreement, the terms “hereby,” “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole, including all articles, sections, schedules and exhibits hereto. Whenever used in this Agreement, the terms “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. Whenever the context of this Agreement permits, the masculine, feminine or neuter gender, and the singular or plural number, are each deemed to include the others. “Days” means calendar days unless otherwise specified. References in this Agreement to particular sections of Applicable Law shall be deemed to refer to such sections or provisions as they may be amended after the date of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party (or any Affiliate thereof) by virtue of the authorship of any of the provisions of this Agreement.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

ALVOTECH HF.

By:	/s/ Robert Wessman
Name: Robert Wessman
Title: Chairman and authorized signatory

TEVA PHARMACEUTICALS INTERNATIONAL GMBH

By:	/s/ Naama Bar Am
Name: Naama Bar Am
Title: President of the Board of Managing Officers

By:	/s/ Olaf Ulrich
Name: Olaf Ulrich
Title: Member of Management

Schedule A

[***]

Schedule B

[***]

Schedule C

[***]

Schedule D

[***]

Schedule E

[***]

Schedule F

[***]

Schedule G

[***]

Schedule H

[***]

Appendix A to Schedule H

[***]